Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND GUARANTY AGREEMENT

BY AND AMONG

SENECA FOODS CORPORATION

SENECA FOODS, LLC

SENECA SNACK COMPANY

and

GREEN VALLEY FOODS, LLC

as Borrowers

and Certain Subsidiaries of Borrowers as Guarantors

AND

FARM CREDIT EAST, ACA

as Lender

$100,000,000 TERM LOAN A-1

$175,000,000 TERM LOAN A-2

DATED AS OF JANUARY 20, 2023

ARTICLE I. - DEFINITIONS; CONSTRUCTION		2
1.1	Certain Definitions	2
1.2	Construction	23
1.3	Accounting Terms	24
1.4	Division	24
ARTICLE II. - TERM LOANS		24
2.1	Term Loan A-1.	24
2.2	Term Loan A-2.	25
ARTICLE III. - INTEREST		27
3.1	Interest Rates	27
3.2	Conversion or Renewal of Interest Rate Options.	32
3.3	Interest at Default Rate	33
3.4	Increased Costs; Capital Adequacy	33
3.5	Make-Whole Payments.	34
ARTICLE IV. - PAYMENTS		35
4.1	Payments Generally	35
4.2	Prepayments Generally	35
4.3	Optional Prepayments	35
4.4	Recovery of Payments	36
4.5	Taxes.	36
4.6	Nature and Extent of Each Borrower’s Liability; Contribution.	37
ARTICLE V. - CONDITIONS OF LENDING		38
5.1	Loan Documents	38
5.2	UCC, Tax, Judgment and Bankruptcy Searches	38
5.3	Real Estate Collateral	39
5.4	Officers’ Certificate	40
5.5	Certificates as to Organic Documents, Approvals and Incumbency	40
5.6	Good Standing Certificates	40
5.7	Legal Opinion of Counsel to the Loan Parties	40
5.8	Fees, Expenses, etc	40
5.9	Insurance	40
5.10	No Actions or Proceedings	40
5.11	No Material Adverse Effect	40

i

5.12	Farm Credit Equities	41
5.13	Additional Matters	41
ARTICLE VI. - REPRESENTATIONS AND WARRANTIES		41
6.1	Organization and Qualification	41
6.2	Power and Authority	41
6.3	Enforceability	41
6.4	Capital Structure	41
6.5	Title to Properties; Priority of Liens	41
6.6	Financial Statements	42
6.7	Surety Obligations	42
6.8	Taxes	42
6.9	Brokers	42
6.10	Intellectual Property	42
6.11	Government Approvals	42
6.12	Compliance with Laws	43
6.13	Compliance with Environmental Laws	43
6.14	Burdensome Contracts	43
6.15	Litigation	43
6.16	No Defaults	43
6.17	ERISA	43
6.18	Labor Relations	44
6.19	Payable Practices	44
6.20	Not a Regulated Entity	44
6.21	Margin Stock	45
6.22	PACA	45
6.23	Subsidiary Business	45
6.24	Food Security Act	45
6.25	OFAC; Anti-Corruption Laws; Anti-Terrorism Laws	45
6.26	Complete Disclosure	45
ARTICLE VII. - AFFIRMATIVE COVENANTS		45
7.1	Information and Reporting Requirements.	45
7.2	Existence	48
7.3	Compliance with Laws	49
7.4	Taxes	49

7.5	Insurance	49
7.6	Licenses	49
7.7	Maintenance of Properties	49
7.8	Future Subsidiaries	49
7.9	Additional Matters Relating to PACA.	50
7.10	Food Security Act.	51
7.11	Environmental Matters	51
7.12	Insurance.	53
7.13	Farm Credit Equities.	54
7.14	Post-Closing Actions	55
ARTICLE VIII. - NEGATIVE COVENANTS		55
8.1	Permitted Indebtedness	55
8.2	Liens	56
8.3	Distributions; Upstream Payments	57
8.4	Restricted Investments	57
8.5	Disposition of Assets	57
8.6	Loans	57
8.7	Restrictions on Payment of Certain Indebtedness	57
8.8	Fundamental Changes	58
8.9	Subsidiaries	58
8.10	Organic Documents	58
8.11	Tax Consolidation	58
8.12	Accounting Changes	58
8.13	Restrictive Agreements	58
8.14	Hedging Agreements	58
8.15	Conduct of Business	59
8.16	Affiliate Transactions	59
8.17	Plans	59
8.18	Amendments to Indebtedness	59
8.19	Sale and Leaseback	59
8.20	Subsidiary Business	59
ARTICLE IX. - FINANCIAL COVENANTS		60
9.1	Minimum EBITDA	60
9.2	Tangible Net Worth	60

ARTICLE X. - GUARANTY		60
10.1	Guaranty of Payment and Performance	60
10.2	The Guarantors’ Agreement to Pay Enforcement Costs, etc	60
10.3	Waivers by Guarantors; Lender’s Freedom to Act	61
10.4	Unenforceability of Obligations Against Borrowers	61
10.5	Subrogation; Subordination	62
10.6	Termination; Reinstatement	62
10.7	Contribution	62
ARTICLE XI. - DEFAULTS		63
11.1	Events of Default	63
11.2	Remedies upon an Event of Default.	65
11.3	Setoff	66
11.4	Remedies Cumulative; No Waiver.	66
ARTICLE XII. - MISCELLANEOUS		66
12.1	Borrower and Guarantor Agent	66
12.2	Holidays	67
12.3	Amendments	67
12.4	Notices	67
12.5	Telephone Transaction Authorization	68
12.6	Expenses; Taxes; Indemnity	69
12.7	No Advisory or Fiduciary Responsibility	70
12.8	Severability	70
12.9	Prior Understandings; Certain References	70
12.10	Duration; Survival; Reinstatement	70
12.11	Counterparts	71
12.12	Limitation on Payments	71
12.13	Successors and Assigns; Participations; Assignments.	71
12.14	Credit Inquiries	72
12.15	Confidentiality	72
12.16	Cumulative Effect; Conflict of Terms	72
12.17	Patriot Act	73
12.18	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	73
12.19	Restatement	74

EXHIBITS:

EXHIBITS:Exhibit A-1	Form of Term Loan A-1 Note
Exhibit A-2	Form of Term Loan A-2 Note
Exhibit B	Form of Quarterly Compliance Certificate
Exhibit C	Form of Wisconsin Mortgage
Exhibit D	Form of Minnesota Mortgage
Exhibit E	Form of Joinder Agreement

SCHEDULES:

Schedule 1.1	Security Documents
Schedule 6.4	Organization and Capital Structure
Schedule 6.6	Pre-Closing Distributions
Schedule 6.10	Intellectual Property Matters
Schedule 6.13	Environmental Matters
Schedule 6.14	Restrictive Agreements
Schedule 6.15	Litigation
Schedule 6.17	ERISA Matters
Schedule 6.18	Labor Matters
Schedule 7.14	Post-Closing Actions
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Restrictions on Distributions
Schedule 8.16	Existing Affiliate Transactions

v

SECOND AMENDED AND RESTATED LOAN AND GUARANTY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND GUARANTY AGREEMENT (this “Agreement”), dated as of January 20, 2023, is made by and among:

SENECA FOODS CORPORATION, a New York corporation (“Parent”), SENECA FOODS, LLC, a Delaware limited liability company (“Seneca LLC”), SENECA SNACK COMPANY, a Washington corporation (“Seneca Snack”), and GREEN VALLEY FOODS, LLC, a Delaware limited liability company (“Green Valley”, and together with Parent, Seneca LLC and Seneca Snack, collectively, the “Borrowers”),

MARION FOODS, INC., a New York corporation (“Marion”), PORTLAND FOOD PRODUCTS COMPANY, an Oregon corporation (“Portland Food”), GRAY & COMPANY, an Oregon corporation (“Gray”), and CANNACAN INC., a Delaware corporation (“Cannacan”, and together with Marion, Portland Food and Gray, collectively, the “Guarantors”),

and

FARM CREDIT EAST, ACA, a corporation organized and existing under the laws of the United States under Farm Credit Act of 1971, as amended (the “Lender”).

This Agreement continues to evidence the obligations evidenced by, and amends, restates and replaces in its entirety, that certain Amended and Restated Loan and Guaranty Agreement, dated as of May 28, 2020, made by and among the Borrowers, the Guarantors and the Lender (as amended from time to time, the “Existing Loan Agreement”), which amended, restated and replaced in its entirety that certain Loan and Guaranty Agreement, dated as of December 9, 2016, made by and among the Borrowers, the Guarantors and the Lender (as amended from time to time, the “Original Loan Agreement”). Nothing contained in this Agreement shall be construed to be payment of the obligations of the Borrowers related to the Existing Loan Agreement or to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrowers with respect to the same.

RECITALSWHEREAS, the Borrowers have requested that the Lender amend and restate in its entirety the Existing Loan Agreement, pursuant to which the Lender continued and extended a term loan made available to the Borrowers under the Original Loan Agreement, and the Lender is willing to amend and restate the Existing Loan Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, the Borrowers and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group; and

WHEREAS, the Guarantors have received and expect to continue to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Lender pursuant to the Existing Loan Agreement and this Agreement (which benefits are hereby acknowledged), and in furtherance thereof the Guarantors wish to jointly and severally guaranty the Borrowers’ obligations to the Lenders under or in respect of this Agreement as provided herein;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. -     DEFINITIONS; CONSTRUCTION

1.1.    Certain Definitions. As used herein the words and terms set forth below have the respective meanings ascribed thereto below, unless the context otherwise clearly requires:

“Adjusted Tangible Net Worth” shall have the meaning given in Section 9.2.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Affiliate PACA Buyer” shall have the meaning given in Section 7.9(a).

“Affiliate PACA Contracts” shall have the meaning given in Section 7.9(a).

“Affiliate PACA Seller” shall have the meaning given in Section 7.9(a).

“Allocable Amount” shall have the meaning given in Section 4.6(d)(ii).

“Agreement” shall have the meaning given in the preamble to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Law” shall mean any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” shall mean all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall have the meaning given in Section 3.1(c).

“Approval” means any Governmental Action pursuant to or required under any Law.

“Asset Disposition” shall mean a sale, lease, license, consignment, transfer or other disposition of Property of a Loan Party, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

“Assignment(s) of Leases” means, collectively, the Assignment(s) of Leases and Rents part of the Security Documents.

“Bank of America” shall mean Bank of America, N.A.

“Bank of America Agreement” shall mean the Fourth Amended and Restated Loan and Security Agreement, dated as of March 24, 2021, by and among the Loan Parties, certain lenders from time to time party thereto, and Bank of America, as Agent, as in effect on the Restatement Date.

“Bank of America Indebtedness” shall mean Indebtedness described in Section 8.1(b).

“Bank Product” shall have the meaning given in the Bank of America Credit Agreement.

“Bank Product Debt” shall have the meaning given in the Bank of America Credit Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Benefit Amount” shall have the meaning given in Section 10.7.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System.

“Borrowed Money” shall mean with respect to any Loan Party, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Loan Party, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

“Borrower Materials” shall mean Compliance Certificates and other information, reports, financial statements and other materials delivered by the Loan Parties hereunder.

“Borrowers” shall have the meaning given in the preamble to this Agreement.

“Business Day” (a) for purposes of determining the Weekly One-Month SOFR Index Rate, shall have the meaning given in Section 3.1(b)(i)(A) and (b) for all other purposes, shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York that is also a day Lender is open for business.

“California Producer’s Lien Law” shall mean §55631, et seq. of the California Food and Agricultural Code.

“Cannacan” shall have the meaning given in the preamble to this Agreement.

“Cash Equivalents” shall mean (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a lender under the Bank of America Agreement) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000.

“Casualty Event” shall mean, with respect to any Property (including any interest in Property) of any Person or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such Property for which any such Person or Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law” shall mean the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean an event or series of events by which (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding Equity Interests of Parent, (b) during any period of twelve consecutive calendar months, individuals who were directors of Parent on the first day of such period (together with any new director whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of Parent, or (c) the shareholders or directors of any Borrower shall have approved (i) any merger or consolidation in which such Borrower is not the surviving or continuing corporation or pursuant to which shares of such Borrower’s stock would be converted into cash, securities or other property, other than a merger of such Borrower in which shareholders immediately prior to the merger continue to be the beneficial owners of voting securities sufficient to maintain voting control of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Borrower, unless to another Borrower, or (iii) any plan of liquidation or dissolution of such Borrower, unless permitted by this Agreement.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Term Loan, Loan Documents, Borrower Materials or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” shall mean December 9, 2016.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean the assets securing payment and performance of the Secured Obligations covered by the Security Documents.

“Collateral Coverage Requirement” shall have the meaning given in Section 2.2(d)(ii).

“Compliance Certificate” shall mean a certificate, in substantially the form attached hereto as Exhibit B, by which Borrowers certify absence of Defaults and Events of Default and compliance with the financial covenants set forth in Article IX.

“Contingent Obligation” shall mean any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Cost of Funds” shall mean the yield to maturity expressed as a per annum interest rate on the applicable Farm Credit Discount Note or Farm Credit Medium Term Note having the same maturity date as the last day of the Funding Period selected by the Borrowers as calculated from the bid price (including any concession) by the Federal Farm Credit Banks Funding Corporation. If, however, no such Farm Credit Discount Note or Farm Credit Medium Term Note is indicated for the maturity selected, then the rate shall be interpolated based on the bid prices quoted for the next longest and shortest maturities so indicated.

“CWA” shall mean the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Default” shall mean any event or condition that with the lapse of time, giving of notice, or a determination by the Lender, or any combination of the foregoing, would constitute an Event of Default.

“Default Rate” shall have the meaning given in Section 3.3.

“Delayed Lease Financing” shall mean liabilities incurred or expenditures made by the Borrowers or any of their Subsidiaries in connection with the acquisition of fixed assets to the extent refunded with the proceeds received in connection with the lease financing of such asset (pursuant to which a Borrower or such Subsidiary is the lessee) within 365 days of the incurrence of such liability or the making of such expenditure.

“Designated Jurisdiction” shall mean a country or territory that is the subject of a Sanction.

“Distribution” shall mean any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Indebtedness to a holder of Equity Interests which is either a Senior Officer of a Borrower or any Subsidiary or the holder (together with any family member or Affiliate) of 5% or more of any class of Equity Interests of Parent; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

“Dollars” shall mean United States Dollars.

“Dundee” shall mean Dundee Insurance Company, Inc., a Utah corporation and wholly-owned Subsidiary of Parent, the sole business of Dundee Insurance Company, Inc. being the providing of insurance to Parent and its Subsidiaries.

“Dundee Investments” shall mean Investments made by Parent in Dundee from time to time in an aggregate amount not to exceed $25,000,000 in any Fiscal Year.

“EBITDA” shall mean, determined on a consolidated basis for the Loan Parties in accordance with GAAP using a first-in, first-out method of accounting for Inventory and without duplication, (a) net income, plus (b) to the extent deducted in calculating net income, without duplication, (i) income taxes, (ii) interest expense, (iii) depreciation and amortization expense, (iv) other non-recurring extraordinary or unusual charges, (v) losses arising from the write-down of assets during such period, and charges from discontinued operations, (vi) extraordinary or unusual losses, from any Casualty Event and/or Asset Disposition (except in the Ordinary Course of Business) minus (c) extraordinary or unusual gains, from any Casualty Event and/or Asset Disposition (except in the Ordinary Course of Business).

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents (whether by judicial action, self-help, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise).

“Environmental Approvals” means any Governmental Action pursuant to or required under any Environmental Law.

“Environmental Claim” means, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint or demand (written or oral) by any Governmental Authority, alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

“Environmental Concern Materials” means (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any “hazardous substance” as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith by the Loan Parties in favor of Lender.

“Environmental Laws” shall mean all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Notice” shall mean a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” shall mean a release as defined in CERCLA or under any other Environmental Law.

“Equipment” shall have the definition given the UCC.

“Equity Interest” shall mean the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on a Loan Party or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by a Loan Party or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or to make a required contribution to a Multiemployer Plan.

“Event of Default” shall have the meaning given in Section 11.1.

“Existing Loan Agreement” shall have the meaning given in the preamble to this Agreement.

“Extraordinary Expenses” shall mean all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Property; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Lender’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral or other Property in which Lender has an interest; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral or other Property in which Lender has an interest, and travel expenses.

“Farm Credit Equities” shall have the meaning given in Section 7.13(a).

“Farm Credit Equity Documents” shall have the meaning given in Section 7.13(a).

“Farm Credit Lender” shall mean each lending institution organized and existing pursuant to the provision of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“Fiscal Quarter” shall mean each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on March 31st of each year.

“Fixed Rate” shall mean, in the case of the Term Loan A-2, an interest rate fixed for the duration of the Term Loan A-2, or specified Funding Period, based on the aggregate of Cost of Funds plus the Applicable Margin as of the date of determination of such rate.

“Fixed Rate Breakage Date” shall have the meaning given in Section 3.5(a).

“Fixed Rate Breakage Indemnity” shall have the meaning given in Section 3.5(a).

“Fixed Rate Cost” shall have the meaning given in Section 3.5(a)(i).

“Fixed Rate Option” shall have the meaning given in Section 3.1(b)(ii).

“Fixed Rate Portion” of the Term Loan A-2 shall mean at any time the portion, including the whole, of such loan bearing interest at such time under the Fixed Rate Option.

“FLSA” shall mean the Fair Labor Standards Act of 1938.

“Food Security Act” shall mean the Food Security Act of 1985.

“Foreign Plan” shall mean any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” shall mean a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

“Full Payment” shall mean, with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature (other than unasserted contingent indemnification obligations), cash collateralization thereof or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of such Obligations; and (c) a release of any Claims of Loan Parties against Lender arising on or before the payment date.

“Funding Periods” shall have the meaning given in Section 3.1(d).

“Funding Segment” of any Portion of the Term Loan A-2 at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day.

“GAAP” shall mean generally accepted accounting principles in effect in the United States from time to time.

“GAAP Subsidiary” shall mean any entity which, in accordance with GAAP, has its accounts consolidated with the Borrowers’ accounts.

“Glencoe, MN Parcel” shall have the meaning given in Schedule 7.14 attached hereto.

“Governmental Action” means any Approval, permit, quota allocation, order, consent, authorization, certificate, license, or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Approvals” shall mean all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” shall mean any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

“Gray” shall have the meaning given in the preamble to this Agreement.

“Green Valley” shall have the meaning given in the preamble to this Agreement.

“Guarantor Payment” shall have the meaning given in Section 4.6(d)(ii).

“Guarantors” shall have the meaning given in the preamble to this Agreement, including each other Person who guarantees payment or performance of any Obligations by executing and delivering to Lender the Guaranty or a Joinder Agreement in accordance with Section 7.8.

“Guaranty” shall mean the guarantee by the Guarantors of the Obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to Article XI hereof.

“Hedging Agreement” shall mean an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

“Improvements” means any and all real property and improvements of any kind owned, leased or used by the Loan Parties, including the Mortgaged Properties.

“Indebtedness” shall mean, as applied to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)	every obligation of such Person for Borrowed Money,

(b)

every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and any earnouts,

(c)	every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)

every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)	every obligation of such Person under any Lease,

(f)	every obligation of such Person under any synthetic lease,

(g)

every obligation of such Person in respect of sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively, “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)

every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Equity Interests issued by such Person or any rights measured by the value of such Equity Interests,

(i)

every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”), including without limitation any Hedging Agreement,

(j)

every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(k)	every Contingent Obligation with respect to Indebtedness of any other Person.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Lease shall be the principal component of the aggregate of the rentals obligation under such Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

“Indemnitee” shall mean Lender and its officers, directors, employees, Affiliates, agents and attorneys.

“Information” shall have the meaning set forth in Section 12.15.

“Initial Mortgaged Properties” means the real properties covered by the Initial Mortgages, being the Janesville, WI Parcel and the Glencoe, MN Parcel.

“Initial Mortgages” means the mortgage with respect to the Janesville, WI Parcel and the mortgage with respect to the Glencoe, MN Parcel.

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intangible Assets” shall mean all assets required to be classified as intangible assets in accordance with GAAP (including organizational expense, good will, unamortized debt discount, research and development costs, patents, trademarks, copyrights, other intellectual property rights and franchises).

“Intellectual Property” shall mean all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” shall mean any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Inventory” shall have the definition given in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a business of a Borrower or any of its Subsidiaries (but excluding Equipment).

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of a Person other than Farm Credit Equities; or (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“Janesville, WI Parcel” shall have the meaning given in Schedule 7.14 attached hereto.

“Joinder Agreement” shall have the meaning given in Section 7.8.

“Law” means any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lease” shall mean any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Lender” shall have the meaning given in the preamble to this Agreement.

“Leverage Ratio” for any period shall mean the ratio of Total Indebtedness on the last day of such period to EBITDA for such period.

“License” shall mean any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition, or use of Property or any other conduct of its business.

“Licensor” shall mean any Person from whom a Loan Party obtains the right to use any Intellectual Property.

“Lien” shall mean any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

“Lien Waiver” shall mean an agreement, in form and substance satisfactory to Lender, by which (a) for any material Property located on leased premises, the lessor waives or subordinates any Lien it may have on the Property; (b) for any Property held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Property; (c) for any Property held by a repairman, mechanic or bailee, such Person waives or subordinates any Lien it may have on the Property; and (d) for any Property subject to a Licensor’s Intellectual Property rights, the Licensor grants to a Borrower the right, vis-à-vis such Licensor, to dispose of such Property with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan Documents” shall mean this Agreement, the Term Loan Notes, the Security Documents, the Environmental Indemnity Agreement, and all other agreements, documents and certificates executed in connection therewith or delivered to Lender in connection therewith, in each case as the same may be amended, modified, replaced, supplemented or otherwise modified from time to time; provided, however, “Loan Documents” shall not include any documents with respect to swap or hedging obligations.

“Loan Party” shall mean each Borrower and each Guarantor.

“Loan Party Agent” shall have the meaning given in Section 12.1.

“Margin Stock” shall mean as defined in Regulation U of the Board of Governors.

“Marion” shall have the meaning given in the preamble to this Agreement.

“Material Adverse Effect” shall mean the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of the Lender’s Liens on the Collateral; (b) impairs the ability of a Loan Party to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract” shall mean any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Loan Party, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would have a Material Adverse Effect; or (c) that relates to any Indebtedness in an individual amount of $20,000,000 or more.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties” means, collectively, the real properties covered by the Mortgages.

“Mortgages” means, collectively, the Initial Mortgages and the other mortgages and/or deeds of trust which are part of the Security Documents from time to time.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Book Value” shall mean, with respect to Equipment on December 31, 2022, the net book value thereof calculated in accordance with GAAP and in a manner consistent with the Borrowers’ historical accounting practices.

“Non-Affiliate PACA Buyer” shall have the meaning given in Section 7.9(a).

“Non-Affiliate PACA Contracts” shall have the meaning given in Section 7.9(a).

“Non-Affiliate PACA Seller” shall have the meaning given in Section 7.9(a).

“Obligations” shall mean all (a) principal of and premium, if any, of the Term Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by the Loan Parties (or any of them) under the Loan Documents and all extensions, renewals or refinancings thereof and supplements thereto, and (c) other Indebtedness, obligations and liabilities of any kind owing by the Loan Parties (or any of them) pursuant to the Loan Documents, whether now existing or hereafter arising, whether or not evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, or whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, and whether for payment or performance, direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“Office” shall mean Lender’s office located in Enfield, Connecticut, or at such other office or offices of the Lender or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Lender to the Borrower.

“One-Month Term SOFR” shall have the meaning given in Section 3.1(b)(i)(A).

“Option” shall mean the Weekly One-Month SOFR Index Rate Option or the Fixed Rate Option, as the case may be.

“Ordinary Course of Business” shall mean the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

“Organic Documents” shall mean with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Original Loan Agreement” shall have the meaning given in the preamble to this Agreement.

“OSHA” shall mean the Occupational Safety and Hazard Act of 1970.

“PACA” shall mean the Perishable Agricultural Commodities Act (7 USC §§ 499a et seq.).

“PACA Claim” shall mean, with respect to any Person, any right or claim of or for the benefit of such Person under PACA or any similar law enacted by any other state or jurisdiction including, without limitation, any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.

“PACA Commodities” shall have the meaning given in Section 7.9(a).

“PACA Trust” shall have the meaning given in Section 7.9(a).

“Parent” shall have the meaning given in the preamble to this Agreement.

“Participant” shall have the meaning set forth in Section 12.13(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” shall mean Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition” shall mean the acquisition of any assets (out of the ordinary course of business) or any Person, business or division by any Loan Party, provided that each of the following conditions is met with respect to any such acquisition:

(a)

such Loan Party shall have delivered to Lender a statement certified by the principal financial or accounting officer of the Parent to the effect that (i) no Default or Event of Default exists, (ii) such acquisition is a “Permitted Acquisition” under the Bank of America Credit Agreement, and (iii) either (x) the Loan Parties are in compliance, and after giving effect to such acquisition remain in (calculated on a pro forma basis determined in a manner acceptable to Lender) compliance, with Article IX (such statement to be accompanied by computations, in reasonable detail, evidencing such compliance), or (y) the Borrower has excess undrawn availability of at least $125 million under its Revolving Credit Facility established under the Bank of America Agreement, as then in effect, for the thirty (30) days prior to the acquisition;

(b)	the consideration for such acquisition shall not include the assumption of Indebtedness by such Loan Party, other than Indebtedness which is permitted pursuant to Section 8.1(e);

(c)

if such acquisition is an acquisition of a Person, such acquisition shall have been approved by the board of directors (or other managing board) and shareholders or members, if applicable, of the Person so acquired or of the holders of the Equity Interest of the Person so acquired;

(d)

not less than ten (10) Business Days prior to the closing of such acquisition, such Loan Party shall notify Lender of the terms thereof and shall provide to Lender such information and documents as may be deemed by Lender to be necessary in order for Lender to determine if the acquisition is a Permitted Acquisition; and

(e)

either (i) such acquisition is the acquisition of assets only for use in the same line of business as (or a line of business substantially similar or complementary to) the line of business of the Loan Parties, or (ii) such acquisition involves the purchase of the Equity Interests of a Person and each of the following conditions is met:

(A)	such acquisition is the acquisition of one hundred percent (100%) of each of the Equity Interests and voting securities of such Person;

(B)	such Person is either (1) in the same line of business (or a substantially similar line of business) as the Borrowers or (2) Dundee; and

(C)

contemporaneously with the occurrence of such acquisition, the Borrowers shall cause such acquired Person to guaranty all of the Obligations hereunder by executing and delivering a Joinder Agreement in accordance with Section 7.8, and cause such Person to deliver to the Lender evidence of proper entity authorization and a legal opinion with respect to each of the matters and documents set forth in this clause (C), in each case, in form and substance reasonably satisfactory to Lender.

“Permitted Asset Disposition” shall mean, as long as no Default or Event of Default exists, an Asset Disposition that is:

(a)	a sale of Inventory in the Ordinary Course of Business;

(b)	a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business;

(c)

termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from a Loan Party’s default;

(d)	the licensing of Intellectual Property in the Ordinary Course of Business;

(e)

other Asset Dispositions provided that, after giving effect to each such Asset Disposition, the Loan Parties remain in compliance with Article IX (calculated on a pro forma basis determined in a manner acceptable to Lender);

(f)	a Delayed Lease Financing; or

(g)	approved in writing by Lender.

“Permitted Contingent Obligations” shall mean Contingent Obligations (a) arising from endorsements of payment items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements; (c) existing on the Restatement Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of assets permitted hereunder; or (f) arising under the Loan Documents.

“Permitted Liens” shall have the meaning given in Section 8.2.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of a Loan Party or ERISA Affiliate, or to which a Loan Party or ERISA Affiliate is required to contribute on behalf of its employees.

“Portion” shall mean the Weekly One-Month SOFR Index Rate Portion or the Fixed Rate Portion, as the case may be.

“Portland Food” shall have the meaning given in the preamble to this Agreement.

“Properly Contested” shall mean with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party, unless bonded and stayed to the reasonable satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” or “Properties” shall mean, individually and/or collectively (as the context requires), any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” shall mean advances made by Lender that Lender deems necessary or desirable to enhance the collectibility or repayment of Obligations, or to pay any other amounts chargeable to any Loan Party under any Loan Documents, including costs, fees and expenses.

“Purchase Money Indebtedness” shall mean Indebtedness of a Person that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset, provided that (i) neither of the Person nor any Affiliate of such Person had at any time prior to such purchase any interest in such asset other than an interest as lessee under an operating lease and (ii) such Indebtedness is incurred within 30 days after such purchase.

“RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate” shall mean all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Refinancing Conditions” shall mean the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced; (b) it has a final maturity no sooner than the Indebtedness being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (d) no additional Lien is granted to secure it; (e) no additional Person is obligated on such Indebtedness; and (f) upon giving effect to it, no Default or Event of Default exists.

“Refinancing Debt” shall mean Borrowed Money that is the result of an extension, renewal or refinancing of Indebtedness permitted under Sections 8.1(b), 8.1(c), 8.1(e) or 8.1(l).

“Regular Payment Date” shall mean each March 1, June 1, September 1 and December 1 occurring after the Closing Date, commencing on the first such date to occur after the Closing Date.

“Related Litigation” shall have the meaning set forth in Section 12.18(b)(i).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” shall mean the chief financial officer, controller, and/or such other persons as Lender and Borrowers may mutually agree.

“Restatement Date” shall mean January 20, 2023.

“Restricted Investment” shall mean any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Restatement Date; (b) Cash Equivalents; (c) loans and advances permitted under Section 8.6; (d) Permitted Acquisitions; (e) Investments existing on the Restatement Date; (f) Investments consisting of promissory notes received as proceeds of Permitted Asset Dispositions; (g) other Investments in an aggregate amount not in excess of $2,000,000; (h) Investments by the Borrowers in Subsidiaries that are Guarantors; (i) Investments by a Borrower in another Borrower; (j) Dundee Investments; (k) Investments with respect to Indebtedness permitted by Section 8.1(h) so long as the Person in which such Investments are made remains a Borrower.

“Restrictive Agreement” shall mean an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, any Subsidiary or other Loan Party to repay Indebtedness, to declare or make Distributions by a Subsidiary of a Borrower to a Borrower, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

“Ripon, WI Parcel” shall have the meaning given in Schedule 7.14 attached hereto.

“Rochester, MN Parcel” shall have the meaning given in Schedule 7.14 attached hereto.

“Royalties” shall mean all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sanction” shall mean any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, His Majesty’s Treasury or other sanctions authority.

“Secured Obligations” shall have the meaning given in Section 2.2(d)(i).

“Security Documents” shall mean those documents and agreements listed on Schedule 1.1 attached hereto, and any applicable other document or agreement of any kind or nature made in favor of Lender to secure payment and performance of all or any portion of the Obligations, including any such document or agreement delivered pursuant to Section 2.2(d), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Seneca LLC” shall have the meaning given in the preamble to this Agreement.

“Seneca Snack” shall have the meaning given in the preamble to this Agreement.

“Senior Officer” shall mean the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, a Loan Party.

“SOFR” shall have the meaning given in Section 3.1(b)(i)(A).

“SOFR Administrator” shall have the meaning given in Section 3.1(b)(i)(A).

“Solvent” shall mean, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Standard Notice” shall mean an irrevocable notice provided to the Lender on a Business Day which, unless otherwise agreed by Lender, is at least one Business Day in advance in the case of prepayment of any Term Loan, and before 10:00 a.m., New York time, on the same Business Day in any other circumstance. Standard Notice may be in a form other than as provided in Section 12.4 if permitted by the Lender. Standard Notice shall be given by a Responsible Officer.

“Subsidiary” shall mean any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which such Borrower directly or indirectly owns 50% of the voting securities or Equity Interests); provided that for purposes of this Agreement and the other Loan Documents, Dundee will not be deemed a Subsidiary.

“Supply Chain Financing” shall mean any supply chain financing arrangement provided to any Borrower by a Person who is a “Lender” under the Bank of America Agreement.

“Tangible Net Worth” shall have the meaning given in Section 9.2.

“Taxes” shall have the meaning given in Section 4.5(a).

“Term Loan A-1” shall have the meaning given in Section 2.1(a).

“Term Loan A-1 Maturity Date” shall mean June 1, 2025.

“Term Loan A-1 Note” shall have the meaning given in Section 2.1(b).

“Term Loan A-2” shall have the meaning given in Section 2.2(a).

“Term Loan A-2 Maturity Date” shall mean January 20, 2028.

“Term Loan A-2 Note” shall have the meaning given in Section 2.1(b).

“Term Loan Notes” shall mean, collectively, the Term Loan A-1 Note and the Term Loan A-2 Note.

“Term Loans” shall mean, collectively, the Term Loan A-1 and the Term Loan A-2.

“Total Indebtedness” shall mean the monthly average (as of the end of each month) principal amount of Bank of America Indebtedness during the twelve months preceding the applicable measurement date plus all other Indebtedness (including, without limitation, subordinated Indebtedness) of the Borrowers at such time, determined on a consolidated basis in accordance with GAAP.

“Terminal Treasury Rate” shall have the meaning given in Section 3.5(a)(i).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Upstream Payment” shall mean a Distribution by a Subsidiary of a Loan Party to such Loan Party.

“U.S. Government Securities Business Day” shall have the meaning given in Section 3.1(b)(i)(A).

“Weekly One-Month SOFR Index Rate” shall have the meaning given in Section 3.1(b)(i)(A).

“Weekly One-Month SOFR Index Rate Option” shall have the meaning given in Section 3.1(b)(i).

“Weekly One-Month SOFR Index Rate Portion” of the Term Loan A-2 shall mean at any time the portion, including the whole, of such loan bearing interest at such time under the Weekly One-Month SOFR Index Rate Option.

1.2.    Construction. Unless the context of this Agreement otherwise clearly requires:

(a)    references to the plural include the singular, the singular the plural and the part the whole and “or” has the inclusive meaning represented by the phrase “and/or,”

(b)    references to “determinations” (and similar terms) by the Lender include estimates by the Lender (in the case of quantitative determinations) and beliefs by the Lender (in the case of qualitative determinations) and in any event, all such determinations shall be made in good faith,

(c)    the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement,

(d)    the section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified,

(e)    references to statutes shall include any rules and regulations promulgated thereunder, and any amendments, modifications, supplements and successors of any of them same,

(f)    definitions of terms herein shall apply equally to the singular and plural forms of the terms defined,

(g)    in the computation of periods of time from a specified date to a later specified date, “from” means “from and including”, and “to” and “until” each mean “to but excluding”,

(h)    references to Persons shall include their permitted successors and assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities,

(i)    references to agreements (including exhibits and schedules thereto), instruments, and documents, shall include amendments, supplements, assignments, and replacements subject to any restrictions on amendments, supplements, assignments, and replacements set forth in the Loan Documents,

(j)    references to any section mean a section of this Agreement,

(k)    references to any exhibits or schedules mean exhibits and schedules attached to this Agreement, which are hereby incorporated by reference,

(l)    references to an Event of Default that is “continuing,” or “continuation” of an Event of Default, shall mean the Event of Default occurred and has not been waived in writing by Lender, and

(m)    the words, “including”, “include”, and “includes” shall be deemed to be followed by the words “without limitation”, and the rule of ejusdem generis shall not be applicable to limit any provision.

1.3.    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Restatement Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Lender, and Article IX is amended in a manner satisfactory to Lender to take into account the effects of the change. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.4.    Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder.

ARTICLE II. -     TERM LOANS

2.1.    Term Loan A-1.

(a)    Term Loan A-1. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, on the Restatement Date, the Lender hereby continues a term loan in the original principal amount of One Hundred Million Dollars ($100,000,000) (the “Term Loan A-1”) made available by the Lender to the Borrowers under the Original Loan Agreement and continued and extended by the Lender under the Existing Loan Agreement. The Borrowers may not re-borrow repaid principal of the Term Loan A-1. The proceeds of the Term Loan A-1 were used for working capital and general company purposes.

(b)    Term Loan A-1 Note. The obligation of the Borrowers to repay the unpaid principal amount of the Term Loan A-1 and to pay interest thereon shall be evidenced in part by a second amended and restated promissory note of the Borrowers dated the Restatement Date (the “Term Loan A-1 Note”) in substantially the form of Exhibit A-1 hereto, with the blanks appropriately filled.

(c)    Term Loan A-1 Payments and Maturity.

(i)    Payments of all accrued interest on outstanding principal amounts of the Term Loan A-1 shall be due and payable on each Regular Payment Date, commencing on the first such date following the Closing Date. Payments of principal outstanding on the Term Loan A-1, in the amount of $1,000,000 each, shall be due and payable on each Regular Payment Date commencing September 1, 2020.

(ii)    To the extent not due and payable earlier, all outstanding principal and interest with respect to the Term Loan A-1 shall be due and payable on the earliest of (A) the Term Loan A-1 Maturity Date, and (B) the date on which the Lender accelerates maturity of the Term Loan A-1 (or it is automatically accelerated) due to the occurrence and continuation of an Event of Default.

(d)    No Collateral. It is the intention of the parties hereto that the Obligations arising under and with respect to the Term Loan A-1 shall be unsecured.

2.2.    Term Loan A-2.

(a)    Term Loan A-2. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, on the Restatement Date, the Lender hereby agrees to make a term loan (the “Term Loan A-2”) to the Borrowers in the original principal amount of One Hundred Seventy-Five Million Dollars ($175,000,000). The Borrowers may not re-borrow repaid principal of the Term Loan A-2. The proceeds of the Term Loan A-2 shall be used for working capital and general company purposes, including the repayment of loans outstanding under the Bank of America Agreement.

(b)    Term Loan A-2 Note. The obligation of the Borrowers to repay the unpaid principal amount of the Term Loan A-2 and to pay interest thereon shall be evidenced in part by a promissory note of the Borrowers dated the Restatement Date (the “Term Loan A-2 Note”) in substantially the form of Exhibit A-2 hereto, with the blanks appropriately filled.

(c)    Term Loan A-2 Payments and Maturity.

(i)    Payments of all accrued interest on outstanding principal amounts of the Term Loan A-2 shall be due and payable on each Regular Payment Date, commencing on the first such date following the Restatement Date. Payments of principal outstanding on the Term Loan A-2, in the amount of $1,500,000 each, shall be due and payable on each Regular Payment Date commencing March 1, 2023.

(ii)    To the extent not due and payable earlier, all outstanding principal and interest with respect to the Term Loan A-2 shall be due and payable on the earliest of (A) the Term Loan A-2 Maturity Date, and (B) the date on which the Lender accelerates maturity of the Term Loan A-2 (or it is automatically accelerated) due to the occurrence and continuation of an Event of Default.

(d)    Collateral.

(i)    Real Property. It is the intention of the parties hereto that the Obligations arising under or related to the Term Loan A-2 (collectively, the “Secured Obligations”) shall be secured by the Mortgages and the Assignments of Leases. The Loan Parties shall grant or cause to be granted to the Lender, and keep in full force and effect until Full Payment of the Secured Obligations, the Mortgages and the Assignments of Leases.

(ii)    Collateral Coverage Requirement. The Loan Parties shall be required to pledge or cause to be pledged to the Lender, and keep in full force and effect until Full Payment of the Secured Obligations, Collateral having an aggregate value sufficient to collateralize the original principal amount of the Term Loan A-2 on at least a 1:1 basis (the “Collateral Coverage Requirement”). Concurrently with the execution and delivery of this Agreement on the Restatement Date, Parent will grant the Lender the Initial Mortgages with respect to the Janesville, WI Parcel and the Glencoe, MN Parcel. In the event that, following the receipt of the third party appraisals required to be delivered to the Lender after the Restatement Date pursuant to Section 7.14 with respect to the Janesville, WI Parcel and the Glencoe, MN Parcel, the Lender determines the total value of the Janesville, WI Parcel and the Glencoe, MN Parcel is insufficient to satisfy the Collateral Coverage Requirement, then, within thirty (30) days of the Lender’s delivery of notice of such determination to the Borrowers, the Loan Parties shall, at their option, either (a) prepay the Term Loan A-2 or (b) pledge additional real property or other collateral satisfactory to the Lender in its sole discretion, such that, in the case of either clause (a) or clause (b), the Collateral Coverage Requirement is satisfied after giving effect thereto (it being the intention of the parties hereto that, in the event the Collateral Coverage Requirement is not satisfied based on the total value of the Janesville, WI Parcel and the Glencoe, MN Parcel and the Loan Parties elect to pledge additional collateral to the Lender pursuant to the preceding clause (b), the Loan Parties, as necessary, shall, first, grant a first priority Mortgage to the Lender with respect to the Rochester, MN Parcel and/or the Ripon, WI Parcel, and second, pledge and provide a perfected security interest in all Equipment of the Loan Parties located on the Mortgaged Properties). For purposes of testing compliance with the Collateral Coverage Requirement, the value of Real Estate will be determined using the fair market value thereof as set forth in the third party appraisals required to be delivered to the Lender after the Restatement Date pursuant to Section 7.14 and the value of Equipment will be determined using the Net Book Value thereof.

(iii)    Collateral Deliverables. In connection with the pledge of any additional Collateral pursuant to clause (ii) above, the Loan Parties shall execute and/or deliver to the Lender, and, as applicable, file or record (or authorize the Lender to file or record), such agreements, certificates, instruments, legal opinions or other documents as the Lender or its counsel may reasonably request, including, without limitation, with respect to the grant of any Mortgages, a mortgage in substantially the form of Exhibit C attached hereto for any real property located in Wisconsin or a mortgage in substantially the form of Exhibit D attached hereto for any real property located in Minnesota, as the case may be, and each of the required deliverables set forth in Section 5.3 with respect to the applicable Mortgaged Properties, and, with respect to the pledge of Equipment, lien searches in such jurisdictions as Lender may require, a security agreement and UCC-1 financing statements, in all cases in form and substance satisfactory to the Lender. For the avoidance of uncertainty or doubt, it is expressly agreed and acknowledged that with the pledge of any additional Collateral pursuant to clause (ii) above consisting of Real Estate, the Loan Parties shall, at its sole cost and expense, provide Lender with (i) a mortgagee title insurance binder covering the additional Mortgages, in form and substance and with endorsements satisfactory to the Lender, containing no exceptions from coverage except such as are acceptable to the Lender; and (ii) ALTA/ACSM survey(s) in form acceptable to the Lender covering the additional Mortgaged Properties showing no encumbrances and exceptions that are not acceptable to Lender. All proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Section 2.2(d), shall be reasonably satisfactory in form and substance to the Lender.

(iv)    Further Assurances. The Loan Parties shall from time to time, at their expense, take any and all actions requested by the Lender from time to time to assure that the Lender has a continuing perfected, first priority Lien in the Collateral (in the case of Equipment, if applicable, whether now existing or hereafter created or acquired), subject only to Permitted Liens, including execution, delivery, recording and filing of documents, and to assure the enforceability and collectability of the Obligations and otherwise enforce the rights of the Lender hereunder.

(v)    Costs and Expenses. The Loan Parties agree to pay or cause to be paid and to save the Lender harmless against liability for the payment of all out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel) incurred by the Lender arising from or relating to the negotiation, preparation, execution, and delivery (including arrangement of participations) of any Loan Documents contemplated by or delivered pursuant to this Section 2.2(d), and any amendments, modifications, supplements, waivers or consents to any such Loan Document (whether or not a transaction contemplated thereby shall be completed), in accordance with Section 12.6.

(e)    Term Loan A-2 Origination Fee. The Borrowers shall pay to the Lender an origination fee of $218,750 on the Restatement Date.

ARTICLE III. -     INTEREST

3.1.    Interest Rates.

(a)    Term Loan A-1. The unpaid principal amount of the Term Loan A-1 shall bear interest for each day until due at a fixed rate per annum equal to 3.3012%, computed on the basis of a year of 360 days and actual days elapsed.

(b)    Term Loan A-2. The unpaid principal amount of the Term Loan A-2 shall bear interest for each day until due on one or more bases selected by the Borrowers from among the interest rate Options set forth below, with the Term Loan A-2 initially bearing interest under the Weekly One-Month SOFR Index Rate Option. Subject to the provisions of this Agreement, the Borrowers may select different Options to apply simultaneously to different Portions of the Term Loan A-2 and may select different Funding Segments to apply simultaneously to different parts of the Fixed Rate Portion of the Term Loan A-2. The aggregate number of Funding Segments applicable to the Loans at any time shall not exceed three.

(i)    Weekly One-Month SOFR Index Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Weekly One-Month SOFR Index Rate for such day plus the Applicable Margin for such day (the “Weekly One-Month SOFR Index Rate Option”)

(A)

The “Weekly One-Month SOFR Index Rate” is a variable rate per annum equal to the higher of (i) zero percent (0.00%) and (ii) One-Month Term SOFR. For purposes hereof, (a) “One-Month Term SOFR” shall mean the CME SOFR Term Reference Rate administered by CME Group Benchmark Administration Ltd. (or any successor forward-looking term rate derived from SOFR published by any successor administrator thereof, as may be recommended by the SOFR Administrator) and published on the SOFR Administrator’s website for a 30-day tenor on the day that is two (2) U.S. Government Securities Business Days prior to the first Business Day in each week, with such rate to change weekly on such day; (b) “SOFR” shall mean, for any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such day published (at such time as Lender may determine in its sole discretion) by the SOFR Administrator on its website (or any successor source identified; (c) “SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate); (d) “U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; and (e) “Business Day” shall mean a day on which the Lender and the Federal Reserve Banks are open for business. The rate shall be reset automatically, without the necessity of notice being provided to Borrower or any other party, on the first Business Day of each succeeding week, and each change in the rate shall be applicable to all balances subject to the Weekly One-Month SOFR Index Rate Option.

(B)

The Lender shall give prompt notice to the Borrowers of One-Month Term SOFR determined or adjusted in accordance with the definition of “One-Month Term SOFR”, which determination or adjustment shall be conclusive if made in good faith, absent manifest error; provided that failure of the Lender to give such notice shall have no effect whatsoever on the provisions of this Article III.

(ii)    Fixed Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Fixed Rate (the “Fixed Rate Option”).

(c)    Applicable Margins. The “Applicable Margin” for the Term Loan A-2, for any day and for any interest rate Option selected, shall mean the applicable percentage set forth below. For purposes of the Leverage Ratio, EBITDA shall be measured for the period of four consecutive Fiscal Quarters ending on the applicable date. The Applicable Margin shall be adjusted effective as of the first day of the month following the Lender’s receipt of the applicable measurement calculation, and such financial test shall be deemed to remain satisfied until such adjustment date. The following grid summarizes the Applicable Margins to be used in calculating the rate of interest on the Term Loan A-2 for each Fiscal Quarter; provided, however, Level C shall apply until the adjustment date pertaining to the Fiscal Quarter ending March 31, 2023:

		Applicable
Level	Leverage Ratio	Margin

A	> 3.00	2.25%
B	< 3.00 and > 2.50	2.00%
C	˂ 2.50	1.75%

(d)    Funding Periods. At any time when the Borrowers shall convert to or renew the Fixed Rate Option to apply to any part of the Term Loan A-2, the Borrowers shall specify one or more periods during which each such Option shall apply (the “Funding Periods”), provided that:

(i)    with respect to the Fixed Rate Option, each Funding Period shall be one-year, two-years, three-years, four-years or five-years and shall begin on a Business Day; and

(ii)    no Funding Period may be chosen that extends beyond the Term Loan A-2 Maturity Date.

(e)    Transactional Amounts. Every conversion from, conversion to or renewal of any Option shall be in a principal amount such that after giving effect thereto the principal amount of each such Portion of the Term Loan A-2 shall be an integral multiple of $10,000 and not less than $100,000.

(f)    SOFR Unascertainable; Impracticability.

(i)    If on any date on which One-Month Term SOFR would otherwise be set the Lender shall have determined in good faith (which determination shall be conclusive) that:

(A)	adequate and reasonable means do not exist for ascertaining One-Month Term SOFR,

(B)	a contingency has occurred which materially and adversely affects any applicable interbank market, or

(C)	the effective cost to the Lender of funding a proposed Weekly One-Month SOFR Index Rate Portion will not be adequately and fairly reflected in the applicable Weekly One-Month SOFR Index Rate,

or

(ii)    if at any time the Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Weekly One-Month SOFR Index Rate Portion has been made impracticable or unlawful by compliance by the Lender in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law), including the SOFR Administrator or a Governmental Authority having jurisdiction over the Lender making a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans;

then, and in any such event, the Lender may notify the Borrowers of such determination (including telephonic or electronic notice, which notice need not comply with Section 12.4). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender to allow the Borrowers to select, convert to or renew a Weekly One-Month SOFR Index Rate Option shall be suspended until the Lender shall have later notified the Borrowers of the Lender’s determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist.

(iii)    If the Lender notifies the Borrowers of a determination under Section 3.1(f)(i) or 3.1(f)(ii), at the option of the Borrowers either (A) or (B) below shall apply:

(A)

the Weekly One-Month SOFR Index Rate Portion of the Term Loan A-2 made by the Lender shall automatically be converted to the Fixed Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date);

or

(B)

the Lender shall establish an alternate rate of interest for One-Month Term SOFR that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall make such other related changes to this Agreement as may be reasonably necessary to preserve the benefits and burdens for and to the parties of the pre-existing terms related to interest rates (for the avoidance of doubt, including such related changes to avoid any reduction in effective interest rate returns and applicable breakage costs for the Lender). Notwithstanding Section 12.3, such alternate rate and amended terms shall become effective automatically five (5) Business Days after the Lender gives notice (including telephonic or electronic, which notice need not comply with Section 12.4) to Borrowers of the same.

(iv)    If at the time the Lender makes a determination under Section 3.1(f)(i) or 3.1(f)(ii) and the Borrowers previously has notified the Lender that it wishes to select, convert to or renew the Weekly One-Month SOFR Index Rate Option with respect to the Term Loan A-2 but such loan has not yet been made, converted or renewed, such notification shall be deemed to provide for selection of, conversion to or renewal of interest at the Fixed Rate Option or alternate rate, as applicable under Section 3.1(d)(iii), instead of the Weekly One-Month SOFR Index Rate Option.

(g)    SOFR Replacement Provisions.

(i)    Notwithstanding Section 3.1(f) above, if at any time the SOFR Administrator ceases to provide quotations for SOFR, or if the SOFR Administrator or any person having authority over the SOFR Administrator or with respect to SOFR generally announces that SOFR will cease to be provided within a period not exceeding 90 days, or if the Lender otherwise determines that SOFR has been, or is likely within a period not exceeding 90 days to be, discontinued, or that SOFR does not, or is likely within a period not exceeding 90 days not to, adequately and fairly reflect the cost to the Lender of making or maintaining Loans hereunder, then the Lender may, after consultation with but without the consent of the Borrowers, amend this Agreement and any other Loan Document to (1) replace any interest rate in this Agreement based upon SOFR with a replacement benchmark rate deemed appropriate by the Lender in good faith and in its sole discretion, which replacement benchmark, each Loan Party acknowledges and agrees, may be the Lender’s “Base Rate”, as determined from time to time by the Lender pursuant to Lender’s applicable Interest Rate Policy, as in effect from time to time, (2) adjust the margins applicable to the determination of interest rates under this Agreement (whether up or down) as deemed appropriate by the Lender in good faith and in its sole discretion to compensate for differences between SOFR and such replacement benchmark rate, and (3) after consultation with but without the consent of the Borrowers, effect such other technical, administrative and operational changes to the Loan Documents as the Lender in good faith and in its sole discretion deems appropriate to reflect the adoption and implementation of such replacement rate. The Lender shall give the Borrowers not less than five (5) days’ written notice of any such amendment prior to the effective date thereof. In no event shall any replacement interest rate be less than zero.

(ii)    Notwithstanding the foregoing subclause (i), if prior to the commencement of any interest period proposed to be subject to SOFR, the Lender determines (which determination shall be conclusive and binding absent manifest error) that: (1) adequate and reasonable means do not exist for ascertaining SOFR for such interest period; or (2) SOFR for such interest period will not adequately and fairly reflect the cost to the Lender of making or maintaining the loans for such interest period; then the Lender shall give notice thereof to the Borrowers as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (a) any request to convert any Loan to, or continue any Loan at, an interest rate based on SOFR shall be ineffective, and (b) the Lender shall in good faith, after consultation but without the consent of the Borrowers, select an alternate rate of interest to apply to any and all balances upon the expiration of the interest period applicable thereto, which rate of interest shall be commercially reasonable and generally consistent with the then-prevailing market convention, if any, for replacement of SOFR in bilateral loan transactions and which rate of interest, each Loan Party acknowledges and agrees, may be the Lender’s “Base Rate”, as determined from time to time by the Lender pursuant to Lender’s applicable Interest Rate Policy, as in effect from time to time.

3.2.    Conversion or Renewal of Interest Rate Options.

(a)    Conversion or Renewal. Subject to the provisions of Sections 3.5 hereof, and if no Default or Event of Default shall have occurred and be continuing or shall exist, the Borrowers may convert any part of the Term Loan A-2 from any interest rate Option or Options to one or more different interest rate Options and may renew the Fixed Rate Option as to any Funding Segment of the Fixed Rate Portion of the Term Loan A-2 as provided herein:

(i)    at any time with respect to conversion from the Weekly One-Month SOFR Index Rate Option; or

(ii)    at the expiration of any Funding Period with respect to conversions from or renewals of the Fixed Rate Option as to the Funding Segment corresponding to such expiring Funding Period.

(b)    Conversion Information. Whenever the Borrowers desire to convert or renew any interest rate Option or Options, the Borrowers shall provide to the Lender Standard Notice setting forth the following information:

(i)    The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

(ii)    The principal amounts selected in accordance with Section 3.1(e) hereof of the Weekly One-Month SOFR Index Rate Portion or Fixed Rate Portion, as applicable, and each Funding Segment of the Fixed Rate Portion, as applicable, to be converted from or renewed;

(iii)    The interest rate Option or Options selected in accordance with Section 3.1(a) hereof and the principal amounts selected in accordance with Section 3.1(e) hereof of the Weekly One-Month SOFR Index Rate Portion or Fixed Rate Portion, as applicable, and each Funding Segment of the Fixed Rate Portion, as applicable, to be converted to; and

(iv)    With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 3.1(d) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Term Loan A-2 as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

(c)    Failure to Convert or Renew. Absent due notice from the Borrowers of conversion or renewal in the circumstances described in Section 3.2(a) hereof, any part of the Fixed Rate Portion for which such notice is not received shall be converted automatically to the Weekly One-Month SOFR Index Rate Option on the last day of the expiring Funding Period.

3.3.    Interest at Default Rate. Interest on the outstanding principal amount of the Term Loans shall be payable at the Default Rate if an Event of Default has occurred and is continuing, and if with respect thereto the Lender has determined that the Default Rate is to be applicable and the Lender shall have given at least ten days’ prior notice (which may be by telecopy or electronic means) of such determination; provided, however, in the case of an Event of Default under Section 11.1(k) application of the Default Rate shall be automatic unless and only to the extent such Event of Default would result in any automatic stay or other similar stay under applicable law. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrowers hereunder or under any other Loan Document, at the option of the Lender such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at the Default Rate. “Default Rate” means a rate per annum (in each case based on a year of 360 days and actual days elapsed) which for each day shall be equal to a rate per annum two percentage points (2%) above the rate otherwise applicable.

3.4.    Increased Costs; Capital Adequacy. The following provisions shall apply to the Term Loan A-2 (and not the Term Loan A-1) only if and to the extent the Term Loan A-2 bears interest under the Weekly One-Month SOFR Index Rate Option:

(a)    Change in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)    subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Term Loan A-2 made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Taxes covered by Section 4.5); or

(iii)    impose on the Lender or interbank market any other condition, cost or expense affecting the Term Loan A-2 made by the Lender;

and the result thereof shall be to increase the cost to the Lender of making or maintaining the Term Loan A-2, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount with respect to the Term Loan A-2) then, upon request of the Lender, the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    Capital Adequacy. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s or holding company’s capital as a consequence of this Agreement, or the Term Loan A-2, to a level below that which the Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c)    Compensation. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrowers shall not be required to compensate the Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Loan Party Agent of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)    Mitigation. If the Lender requests compensation under this Section, then the Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of the Lender, such designation or assignment (a) would reduce amounts payable and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. The Borrowers shall pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.5.    Make-Whole Payments.

(a)    Fixed Rate Breakage Funding Indemnity. In connection with any optional or mandatory prepayment (including upon acceleration of maturity or in connection with any insolvency proceeding) (the date such prepayment is due being the “Fixed Rate Breakage Date”) of the Fixed Rate Portion of the Term Loan A-2, the Borrowers shall pay to the Lender an amount (“Fixed Rate Breakage Indemnity”) intended to compensate the Lender for any actual or imputed funding losses incurred by the Lender a result of the payment, which Fixed Rate Breakage Indemnity will be determined by the Lender (such determination to be conclusive and binding on the Borrowers absent manifest error) as follows:

(i)    Subtract (A) the interpolated terminal Treasury Rate on the Fixed Rate Breakage Date (the “Terminal Treasury Rate”), from (B) the fixed rate set forth in Section 3.1(a) (the “Fixed Rate Cost”). If such difference is negative, then no Fixed Rate Breakage Indemnity shall be due under this provision. If such difference is positive, continue the calculation through and including subclauses (ii) through (iv) inclusive, and the result shall be the applicable Fixed Rate Breakage Indemnity.

(ii)    Divide the result determined in subclause (i) above by four (the number of times interest is payable during the year).

(iii)    For each monthly interest period (or portion thereof) during which interest was scheduled to accrue at the Fixed Rate, multiply the amount determined in subclause (ii) above by the principal balance scheduled to have been outstanding during such period (such that there is a calculation for each monthly interest period during which the amount repaid was scheduled to have been outstanding at the applicable Fixed Rate).

(iv)    Determine the present value of each calculation made under subclause (iii) above based upon the scheduled time that interest on the amount repaid would have been payable and a discount rate equal to the Terminal Treasury Rate.

ARTICLE IV. -     PAYMENTS

4.1.    Payments Generally. All payments and prepayments to be made by the Borrowers in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrowers hereunder or under any Loan Document shall be payable by 12:00 o’clock noon, New York time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to the Lender at its Office in Dollars immediately available at such Office. Any payment or prepayment received by the Lender after 12:00 o’clock noon, New York time, on any day shall be deemed to have been received on the next succeeding Business Day.

4.2.    Prepayments Generally. Whenever the Borrowers desire or are required to prepay any part of the Term Loans, they shall provide Standard Notice to the Lender setting forth the following information:

(a)    the Term Loan(s) to be prepaid;

(b)    the date on which the proposed prepayment is to be made; and

(c)    the total principal amount of the Weekly One-Month SOFR Index Rate Portion or Fixed Rate Portion, as applicable, to be prepaid, which must be at least $5,000,000 unless otherwise agreed by the Lender.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts specified in such notice, together with interest on each such principal amount to such date, shall be due and payable. Principal prepayments shall be applied in inverse order of maturity.

4.3.    Optional Prepayments. The Borrowers shall have the right at their option from time to time to prepay the Term Loans, in whole or part without premium or penalty:

(a)    at any time with respect to any part of the Weekly One-Month SOFR Index Rate Portion; or

(b)    at the expiration of any Funding Period with respect to prepayment of the Fixed Rate Portion, as the case may be, with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 4.2 hereof.

4.4.    Recovery of Payments. If any payment by or on behalf of Borrowers is made to Lender or Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

4.5.    Taxes.

(a)    Payments Net of Taxes. All payments made by the Borrowers under this Agreement or any other Loan Document shall be made without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding income or franchise taxes imposed on the Lender by the United States or the jurisdiction under the laws of which the Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between the Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld or deducted from any amounts payable to the Lender under this Agreement or any other Loan Document, the Borrowers shall pay the relevant amount of such Taxes and the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrowers with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter the Borrowers shall send to the Lender a certified copy of an original official receipt received by the Borrowers showing payment thereof.

(b)    Indemnity. The Borrowers hereby indemnify the Lender for the full amount of all Taxes attributable to payments by or on behalf of the Borrowers hereunder or under any of the other Loan Documents, any Taxes paid by the Lender, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted.

4.6.    Nature and Extent of Each Borrower’s Liability; Contribution.

(a)    Joint Enterprise. Each Borrower has requested that Lender make the Term Loans available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(b)    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Loan Party; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Loan Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(c)    Waiver. Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Loan Party, other Person or security (if any) for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section 4.6 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make or continue the Term Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(d)    Extent of Liabilities; Contribution.

(i)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 4.6 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below, and (B) such Borrower’s Allocable Amount.

(ii)    If any Borrower makes a payment under this Section 4.6 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 4.6 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii)    Nothing contained in this Section 4.6 shall limit the liability of any Borrower to pay any Term Loan to the extent made directly or indirectly to that Borrower (including any Term Loan advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(e)    Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Obligations; provided, however, so long as an Event of Default does not exist, any Borrower may make payments with respect to any such claims permitted by the terms of this Agreement.

ARTICLE V. -     CONDITIONS OF LENDING

The effectiveness of this Agreement and the obligation of the Lender to continue the Term Loan A-1 and make the Term Loan A-2 are subject to the satisfaction on the Restatement Date of the following conditions precedent:

5.1.    Loan Documents. The Lender shall have received an executed counterpart of this Agreement, the Term Loan Notes, the Security Documents and the other Loan Documents conforming to the requirements hereof, each duly executed by all parties thereto.

5.2.    UCC, Tax, Judgment and Bankruptcy Searches. The Lender shall have received a search of UCC filing, franchise tax, tax Lien records, judgment, and bankruptcy records with respect to the Loan Parties, which shall have revealed no filings or recordings in effect with respect to the Collateral purported to be covered by the Security Documents except as permitted by this Agreement, and the Lender shall have received a copy of the search reports received as a result of the searches.

5.3.    Real Estate Collateral. The Lender shall have received the following, all in form and substance satisfactory to Lender, with respect to the Initial Mortgaged Properties:

(a)    one or more fully executed and notarized Mortgages and Assignments of Leases encumbering each portion of the Initial Mortgaged Properties and conforming to the requirements hereof, each duly executed by all parties thereto;

(b)    an executed counterpart of the Environmental Indemnity Agreement conforming to the requirements hereof, duly executed by all parties thereto;

(c)    evidence of the completion of all recordings, filings, or deliveries of or with respect to, and of all other actions with respect to, the Security Documents as may be necessary or, in the opinion of the Lender, desirable to create or perfect the Liens created or purported to be created by the Security Documents as valid, continuing and perfected Liens in favor of the Lender securing the Obligations, having the priority purported to be given such Liens under such Security Documents; and evidence of the payment of any necessary fee, tax or expense relating to such recording or filing,

(d)    a search of the real estate records, which shall have revealed no filings or recordings in effect with respect to the Initial Mortgaged Properties except for encumbrances acceptable to the Lender, and the Lender shall have received a copy of the search reports received as a result of the search,

(e)    evidence satisfactory to the Lender that the Initial Mortgaged Properties either are not in federally designated flood hazard zones or are covered by flood insurance satisfactory to the Lender,

(f)    a mortgagee title insurance binder covering the Initial Mortgages, in form and substance and with endorsements satisfactory to the Lender, containing no exceptions from coverage except such as are acceptable to the Lender,

(g)    an opinion addressed to the Lender, dated the Restatement Date, of counsel to the Loan Parties in the jurisdiction in which the applicable Initial Mortgaged Properties are located, in form and substance satisfactory to Lender and its counsel,

(h)    evidence showing the insurance coverage for the Loan Parties and the applicable Mortgaged Properties reasonably requested by the Lender and otherwise in compliance with the terms of the Loan Documents,

(i)    environmental disclosure statements, audits or reports required by Lender with respect to the Initial Mortgaged Properties, all of which shall be satisfactory in form and content to the Lender, and

(j)    such other documents as the Lender or its counsel may reasonably request.

5.4.    Officers’ Certificate. The Lender shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower, certifying that, after giving effect to the making or continuation of the Term Loans and transactions hereunder: (i) Borrowers and their Subsidiaries taken as a whole are and will be Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Article VI are true and correct; and (iv) Borrowers have complied with all agreements and conditions to be satisfied by them under the Loan Documents.

5.5.    Certificates as to Organic Documents, Approvals and Incumbency. The Lender shall have received a certificate of a duly authorized officer of each Loan Party as of the Closing Date, certifying: (i) that the Lender has received copies of such Loan Party’s Organic Documents, which are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.

5.6.    Good Standing Certificates. The Lender shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of incorporation or organization.

5.7.    Legal Opinion of Counsel to the Loan Parties. The Lender shall have received an opinion addressed to the Lender, dated the Restatement Date, of counsel to the Loan Parties, in form and substance satisfactory to Lender and its counsel.

5.8.    Fees, Expenses, etc. All fees and expenses required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the Restatement Date shall have been paid or received, including the fees and disbursements of Lender’s legal counsel.

5.9.    Insurance. The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of the Loan Documents.

5.10.    No Actions or Proceedings. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents, and the representations contained in Section 6.15 shall be accurate as of the Restatement Date.

5.11.    No Material Adverse Effect. Since March 31, 2022, there has been no change in the condition, financial or otherwise, of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

5.12.    Farm Credit Equities. The Borrowers shall have purchased the Farm Credit Equities described in Section 7.13.

5.13.    Additional Matters. All proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be reasonably satisfactory in form and substance to the Lender.

ARTICLE VI. -     REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to continue the Term Loan A-1 and make the Term Loan A-2, each Borrower represents and warrants to Lender that:

6.1.    Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

6.2.    Power and Authority. Each Loan Party is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Loan Party, other than those already obtained; (b) contravene the Organic Documents of any Loan Party; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Loan Party.

6.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6.4.    Capital Structure. Schedule 6.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, tax identification number, its authorized and issued Equity Interests, and, except in the case of Parent, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Each Borrower and Subsidiary has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of (a) any Borrower (other than the Parent) or any Subsidiary or (b) the Parent to which it or any other Borrower or any Subsidiary is a party. Upon any new Subsidiary becoming a Guarantor in accordance with Section 7.8, the Borrower shall promptly update Schedule 6.4 to include the information required by this Section 6.4 with respect to such new Subsidiary.

6.5.    Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, including the Initial Mortgaged Properties, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of the Lender in the Collateral are or, when granted, will be duly perfected, continuing first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Lender’s Liens.

6.6.    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since March 31, 2022, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Borrowers and Subsidiaries taken as a whole are Solvent. Except as set forth on Schedule 6.6, between March 31, 2022 and the Restatement Date, Parent has not made any Distribution.

6.7.    Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

6.8.    Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

6.9.    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

6.10.    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) that if resolved adversely to such Borrower or Subsidiary would have a Material Adverse Effect. Except as disclosed on Schedule 6.10, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.

6.11.    Government Approvals. Each Borrower and Subsidiary has, and is in compliance with all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.12.    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance would not have a Material Adverse Effect. There are no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law which would have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

6.13.    Compliance with Environmental Laws. Except as disclosed on Schedule 6.13, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that would have a Material Adverse Effect. No Borrower or Subsidiary has received any Environmental Notice that would have a Material Adverse Effect. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it which would have a Material Adverse Effect.

6.14.    Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 6.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by any Loan Party.

6.15.    Litigation. Except as shown on Schedule 6.15, there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

6.16.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Indebtedness.

6.17.    ERISA. Except as disclosed on Schedule 6.17:

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has met all applicable requirements of the Pension Funding Rules, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred that could reasonably be expected to result in liability to any Loan Party or an ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Loan Party or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Loan Party or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)    With respect to any Foreign Plan, except to the extent failure to do so would not result in liability of any Loan Party or ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

6.18.    Labor Relations. Except as described on Schedule 6.18, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, except for demands for collective bargaining occurring in the ordinary course of business at facilities with existing collective bargaining agreements.

6.19.    Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

6.20.    Not a Regulated Entity. No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

6.21.    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Term Loan proceeds will be used by Borrowers to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

6.22.    PACA. No PACA Claims have ever been successfully asserted against any of the Borrowers or their Subsidiaries. None of the Borrowers or their Subsidiaries has violated or failed to comply with PACA.

6.23.    Subsidiary Business. Neither Seneca Foods International, Ltd., Gray Glace Products Company, Friday U.K., Limited, Lebanon Valley Cold Storage, LLC nor Lebanon Valley Cold Storage, LP engages in any business or has any assets.

6.24.    Food Security Act. Neither any Borrower nor any of their Subsidiaries has received any notice given pursuant to Section 1324(e)(1) or (3) of the Food Security Act and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the Food Security Act, purporting to perfect, or continue perfected, a security interest in farm products purchased by any Borrower or any Subsidiary in favor of a secured creditor of the seller of such farm products, except under circumstances where such Borrower or Subsidiary has taken all actions necessary to ensure that such Borrower or Subsidiary obtains a waiver or release of any security interest in farm products covered by any such notice or financing statement or notice upon such Borrower’s or Subsidiary’s payment of the purchase price for such farm products. The Borrowers and each of their Subsidiaries have registered pursuant to Section 1324(c)(2)(D) of the Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by any Borrower and any Subsidiary and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State.

6.25.    OFAC; Anti-Corruption Laws; Anti-Terrorism Laws. No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Each Borrower and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws and Anti-Terrorism Laws.

6.26.    Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Loan Party has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII. -     AFFIRMATIVE COVENANTS

The Borrowers shall, and shall cause each other Loan Party and Subsidiary to:

7.1.    Information and Reporting Requirements.

(a)    Inspections; Appraisals.

(i)    Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall not have any duty to any Loan Party to make any inspection, or to share any results of any inspection, appraisal or report with any Loan Party, provided, upon request by the Loan Party Agent, Lender shall share the results of any appraisal. The Loan Parties acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and the Loan Parties shall not be entitled to rely upon them.

(ii)    Reimburse the Lender for all charges, costs and expenses of the Lender in connection with  examinations of any Loan Party’s books and records or any other financial or Collateral matters as the Lender may reasonably request (for the avoidance of doubt, excluding field examinations), up to one time per year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses thereof shall be reimbursed by the Loan Parties without regard to such limit.

(b)    Books and Records.

(i)    Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions.

(ii)    Maintain written records pertaining to perishable agricultural commodities and by-products and/or farm products in its possession to which a constructive trust under PACA or a Lien under the California Producer’s Lien Law is applicable.

(c)    Annual Reports. As soon as available, and in any event within 90 days after the close of each Fiscal Year, furnish to Lender (i) consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders’ equity for such Fiscal Year, for Borrowers and GAAP Subsidiaries, which shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender, and (ii) to the extent the GAAP Subsidiaries include any Person that is not a Subsidiary, consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders’ equity for such Fiscal Year, for Borrowers and Subsidiaries, certified by the chief financial officer of the Loan Party Agent, together with such financial statements prepared using first-in, first-out method of inventory accounting as certified by the chief financial officer of the Loan Party Agent.

(d)    Quarterly Reports. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters in each Fiscal Year, unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Borrowers and GAAP Subsidiaries and, to the extent the GAAP Subsidiaries include any Person that is not a Subsidiary, for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the preceding Fiscal Year and certified by the chief financial officer of the Loan Party Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, except for normal year end adjustments and the absence of footnotes, together with such financial statements prepared using first-in, first-out method of inventory accounting as certified by the chief financial officer of the Loan Party Agent.

(e)    Compliance Certificates. Concurrently with delivery of financial statements under Sections 7.1(c) and 7.1(d), or more frequently if requested by Lender while a Default or Event of Default exists, furnish to Lender a Compliance Certificate executed by the chief financial officer of the Loan Party Agent.

(f)    Management Letters. Concurrently with delivery of financial statements under Section 7.1(c), furnish to Lender copies of all management letters and other material reports, if any, submitted to Borrowers by their accountants in connection with such financial statements.

(g)    Annual Financial Forecast. As soon as available and in any event prior to the end of each Fiscal Year, furnish to Lender projections of Borrowers’ consolidated balance sheets, results of operations, and cash flow for the next Fiscal Year, month by month.

(h)    Governmental Reports; Releases. Promptly after the sending or filing thereof, furnish to Lender copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Loan Party files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower.

(i)    Plan Reports. Promptly after the sending or filing thereof, furnish to Lender copies of any annual report to be filed in connection with each Plan or Foreign Plan.

(j)    Further Information. Promptly furnish to the Lender such other reports and information (financial or otherwise) as Lender may request from time to time in connection with any Collateral or any Loan Party’s financial condition or business. The Loan Parties shall permit any person designated by the Lender to inspect the property, assets, and books of the Loan Parties at reasonable times and, prior to an Event of Default, upon reasonable advance written notice (which need not be given according to the notice provisions of Section 12.4), and shall discuss its affairs, finances, and accounts at reasonable times with the Lender from time to time as often as may be reasonably requested.

(k)    Investigations. Promptly after submission to any Governmental Authority, furnish to Lender all material documents and information furnished to such Governmental Authority in connection with any investigation of any Borrower or any Subsidiary of a Borrower other than routine inquiries by such Governmental Authority and inquiries with respect to matters that would not have a Material Adverse Effect and except as prohibited by law.

(l)    Notice of Certain Events. Notify Lender in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects a Loan Party:

(i)    the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect;

(ii)    any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract;

(iii)    any other default under or termination for cause of a Material Contract;

(iv)    the existence of any Default or Event of Default;

(v)    any judgment in an amount exceeding $5,000,000;

(vi)    the assertion of any Intellectual Property Claim, if an adverse resolution would have a Material Adverse Effect;

(vii)    any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution would have a Material Adverse Effect;

(viii)    any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party that reasonably could be expected to result in liabilities of $250,000 or more; or receipt of any Environmental Notice with respect to a matter that reasonably could be expected to result in liabilities of $250,000 or more;

(ix)    the occurrence of any ERISA Event that could reasonably be expected to result in liability to a Loan Party or an ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000;

(x)    the discharge of or any withdrawal or resignation by Borrowers’ independent accountants;

(xi)    any opening of a new office or place of business at which assets having a value in excess of $250,000 will be located, at least 30 days prior to such opening; or

(xii)    the receipt or delivery of any material notices that any Borrower or any Subsidiary of a Borrower gives or receives under or in connection with (A) PACA or any PACA Claim being asserted, or (B) any claim of any Lien under the California Producer’s Lien Law.

7.2.    Existence. Cause to be done all things necessary to preserve and to keep in full force and effect the existence, good standing, rights, and franchises of the Loan Parties except as otherwise specifically permitted by this Agreement, and furnish to Lender, promptly after any change in any Loan Party’s Organic Documents, a copy of such modified Organic Documents certified by an officer of Borrower.

7.3.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, PACA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain would have a Material Adverse Effect. Without limiting the generality of the foregoing, (a) if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, all as and to the extent required by Applicable Laws, and (b) if any such Environmental Release could reasonably could be expected to result in liabilities of $250,000 or more shall occur, it shall act promptly to report to Lender.

7.4.    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

7.5.    Insurance. Maintain with financially sound and reputable insurers (or through Dundee as its captive insurer) insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent, all as reasonably satisfactory to Lender. Borrowers and their Subsidiaries shall provide Lender with evidence of such insurance upon request, and in any event no less often than annually, and shall deliver to Lender, promptly as rendered, copies of all reports made to insurance companies in respect of claims or disputes involving amounts in excess of $1,000,000 in respect of coverage.

7.6.    Licenses. Keep each License affecting any material Property (including the manufacture, distribution or disposition of Inventory) of Borrowers and Subsidiaries and necessary to conduct the business of Borrowers and Subsidiaries in full force and effect; pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any License.

7.7.    Maintenance of Properties. Maintain and keep its Property in good repair, working order and condition and make or cause to be made all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments and improvements thereto, all as reasonably necessary for the operation of its business in the ordinary course consistent with past practice.

7.8.    Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations by executing and delivering to Lender a Joinder Agreement in the form attached hereto as Exhibit E (each, a “Joinder Agreement”), and to execute and deliver such documents, instruments and agreements as Lender requires of other Guarantors.

7.9.    Additional Matters Relating to PACA.

(a)    Defined Terms. As referred to in this Section 7.9, “Affiliate PACA Contracts” shall mean any contract or agreement for the growing, purchase and/or sale of any Perishable Agricultural Commodity (as defined in Section 499a(b)(4) of PACA (other than tree or viticultural fruit), the “PACA Commodities”) among any of the Borrowers or their Subsidiaries, as a commission merchant, dealer, and/or broker (as those terms are defined, respectively, in Sections 499a(b)(5), (6) and (7) of PACA, the “Affiliate PACA Buyer”) and any of the Borrowers or their Subsidiaries, as a supplier or seller of PACA Commodities (the “Affiliate PACA Seller”), and “Non-Affiliate PACA Contracts” shall mean any contract or agreement for the purchase and sale of any PACA Commodities, among any of the Borrowers or their Subsidiaries as a supplier or seller of PACA Commodities (the “Non-Affiliate PACA Seller”), and any commission merchant, dealer, and/or broker (as those terms are defined, respectively, in Sections 499a(b)(5), (6) and (7) of PACA) that is not an Affiliate of any of the Borrowers or their Subsidiaries (the “Non-Affiliate PACA Buyer”). As referred to in this Agreement, “PACA Trust” shall mean the statutory trust authorized by Section 499e(c) of PACA.

(b)    Affiliate PACA Contracts After Closing Date. Require that any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitute an Affiliate PACA Contract:

(i)    provide for payment terms of not less than 31 days after receipt and acceptance (as defined in 7 U.S.C. Sections 46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Affiliate PACA Contract; and

(ii)    provide for the Affiliate PACA Seller’s irrevocable waiver of its right to give written notice of any kind to the Affiliate PACA Buyer of the Affiliate PACA Seller’s intent to preserve the benefits of the PACA Trust.

(c)    Non-Affiliate PACA Contracts After Closing Date. Require that any Non-Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes a Non-Affiliate PACA Contract, executed on or after the Closing Date, provide for payment terms of not more than 30 days after receipt and acceptance (as defined in 7 U.S.C. Sections 46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Non-Affiliate PACA Contract.

(d)    Payment for Perishable Agricultural Commodities. Pay, not later than the date required for payment thereof, any outstanding invoices for perishable agricultural commodities purchased from any vendor except for a Borrower or a Subsidiary of a Borrower, provided that, if any such invoice requires payment upon delivery, payment shall be made on the date of delivery, and further provided that such payment may be made on a later date with respect to any vendor that has waived in writing its rights under PACA with respect to the applicable invoice. If notification, other than on an invoice, is received by a Borrower or a Subsidiary of a Borrower from a vendor that such vendor intends to enforce its rights under PACA or to establish that a statutory trust or lien exists in favor of such vendor, such Borrower or Subsidiary shall pay the amount claimed to be owed to such vendor within one Business Day after receiving such notice and shall promptly give notice to Lender of its receipt of such notice from such vendor, which notice to Lender shall be accompanied by a copy of such vendor notice, provided that, the applicable Borrower or Subsidiary may defer the payment of the amounts claimed to be owed to such vendor if and so long as (i) the claimed obligation is being properly contested in good faith and such claim is being diligently defended in good faith by the applicable Borrower or Subsidiary in any applicable legal or administrative action initiated in connection with such claims, and (ii) the right of the vendor to enforce any liens or trusts provided under PACA has been stayed or otherwise legally prohibited during the pendency of such action.

7.10.    Food Security Act.

(a)    Promptly provide Lender with a copy of any notice received by a Borrower with respect to a security interest created by a seller of farm products or a secured creditor of a seller of farm products; and

(b)    With respect to any farm products produced in a state with a central filing system, register with the secretary of state of such state prior to the purchase of such farm products and maintain such registration in full force and effect.

7.11.    Environmental Matters. Subject to the matters and disclosures in the Environmental Indemnity Agreement:

(a)    Obligations. Each Loan Party shall:

(i)    comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with, in all material respects all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, in all material respects all Environmental Approvals required thereunder;

(ii)    at reasonable times allow the Lender and its officers, employees, agents, representatives, contractors and subcontractors reasonable access after reasonable prior notice to the Improvements for the purposes of ascertaining compliance with Environmental Laws and site conditions, including, but not limited to, subsurface conditions;

(iii)    deliver promptly to Lender notice of any Environmental Claim pending or overtly threatened against such Loan Party or any past or present acts, omissions, events or circumstances (including any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material, at, on or under any facility or property now or previously owned, operated or leased by such Loan Party that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect).

(b)    Reports; Remediation. If at any time the Lender obtains any reasonable evidence or information which suggests that a material environmental problem may exist with respect to any such Loan Party or the Improvements, at the Lender’s request any applicable Loan Party shall provide to the Lender an environmental inspection and audit report regarding alleged or actual material noncompliance with Environmental Laws prepared by an environmental engineer or other qualified person reasonably acceptable to the Lender at such Loan Party’s expense. If such audit report indicates the presence of any Environmental Concern Materials not in compliance with Environmental Laws in all material respects, or the threat of a release of any Environmental Concern Materials, on at or from the Improvements or any other location controlled by such Loan Party, such Loan Party shall promptly undertake and diligently pursue to completion all legally required investigative, containment, removal, clean-up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report or a person that is reasonably acceptable to Lender selected by such Loan Party that is otherwise qualified to make such recommendations, and all of which actions shall be acceptable under Environmental Laws.

(c)    Indemnification. Each Loan Party shall indemnify, defend and hold harmless the Lender from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to this Section 7.11) relating to, resulting from or arising out of (a) the use of the Improvements or any other location controlled by any Loan Party for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Environmental Concern Material or as a landfill or other waste disposal site, (b) the presence of any Environmental Concern Material or a release or the threat of a release of any Environmental Concern Material on, at or from the Improvements or any other location controlled by any Loan Party, (c) the failure to promptly undertake and diligently pursue to completion all reasonably appropriate or legally required investigative, containment, removal, clean-up and other remedial actions with respect to a release or the threat of a release of any Environmental Concern Material on, at or from the Improvements or any other location controlled by any Loan Party, (d) human exposure to any Environmental Concern Material or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or any other location controlled by any Loan Party, or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of or non-compliance with any applicable Environmental Law or (f) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by any or any other location controlled by any Loan Party in this Agreement. Such costs or other liabilities incurred by the Lender or other Person described in this Section 7.11 shall be deemed to include, without limitation, any sums which the Lender deems necessary or desirable to expend to protect its Liens.

(d)    No Impairment of Liability. The liability of the Loan Parties under this Section 7.11 shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other Loan Document by or for the benefit of any Loan Party or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Section 7.11, (b) any extensions of time for payment or performance required by this Agreement or any other Loan Document, (c) the release of any Loan Party or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other Loan Document by operation of law, the Lender’s voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other Loan Document, (e) any exculpatory provision contained in this Agreement or any other Loan Document limiting the Lender’s recourse to property encumbered by any mortgage or to any other security or limiting the Lender’s rights to a deficiency judgment against any Loan Party, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Lender or any information which the Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in the Collateral, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of any Loan Party, (k) the release or discharge, in whole or in part, of any Loan Party in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, and/or (l) any other circumstances which might otherwise constitute a legal or equitable release or discharge of any Loan Party, in whole or in part.

(e)    Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Loan Parties under this Section 7.11 shall survive the discharge, satisfaction or assignment of this Agreement and Payment in Full, unless such liability and obligations are terminated by Lender with express reference to this Section 7.11.

7.12.    Insurance.

(a)    Coverage. The Loan Parties shall maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of companies engaged in the same or similar businesses or having similar properties similarly situated and as reasonably required by the Lender. Such policies shall include, without limitation, insurance against (i) at all times where applicable, flood insurance, (ii) worker’s compensation insurance, (iii) business interruption insurance and product liability insurance, and (iv) at all times comprehensive general liability insurance on an “occurrence basis” against claims for bodily injury, death or property damage.

(b)    Evidence. The Loan Parties shall deliver to the Lender evidence of such insurance at least annually and more frequently as reasonably requested by Lender, which evidence shall, (i) if required by Lender, provide that such insurance may not be cancelled or modified except after thirty (30) days’ (or shorter statutory notice period) or longer prior written notice to the Lender, (ii) show a long form “lender loss payable”/”mortgagee” endorsement in favor of the Lender, and with respect to liability insurance show the Lender as additional insured, and (iii) otherwise meet the requirements set forth in the Security Documents or such other requirements as the Lender may reasonably request.

(c)    Failure to Maintain. If the Loan Parties fail to maintain the insurance required by this Section 7.12, the Lender may, but shall not be required to, at the sole cost and expense of Borrower, obtain and maintain such insurance, pay the premiums, and take such other action as it deems reasonably advisable. Notwithstanding any contrary provision in the Loan Documents, any proceeds of such “forced place” insurance shall be paid directly to the Lender. The Lender shall have no liability with respect to the procurement or lack thereof, cost, scope, amount or other terms with respect to insurance purchased pursuant to this provision.

7.13.    Farm Credit Equities.

(a)    So long as (i) any Farm Credit Lender is the Lender (or at Lender’s election a voting Participant hereunder) and (ii) such Farm Credit Lender has notified the Parent that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of its portion of the Term Loans made (or participated in) by such Farm Credit Lender hereunder, the Parent will, as a condition to receiving such patronage distributions, acquire equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliate’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Parent may be required to purchase in such Farm Credit Lender or one of its Affiliates in connection with the portion of the Term Loans made by such Farm Credit Lender hereunder may not exceed the maximum amount permitted by the relevant bylaws and the capital plan (A) on the Closing Date or (B) in the case of a Farm Credit Lender that becomes a Lender or voting Participant as a result of an assignment or sale of participation, at the time of the closing of the related assignment or sale of participation. The Parent acknowledges receipt of such information (“Farm Credit Equity Documents”) as it has deemed necessary regarding the nature of all of the Parent’s stock and participation certificates in the respective Farm Credit Lenders (or Affiliates thereof) acquired in connection with the Term Loans from the Farm Credit Lenders hereunder (the “Farm Credit Equities”) as well as relevant capitalization requirements, and agrees to be bound by the terms thereof.

(b)    Each Loan Party acknowledges that (i) the Farm Credit Equity Documents (as each may be amended from time to time) shall govern (A) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Parent’s patronage with the respective Farm Credit Lenders, (B) the Parent’s eligibility for patronage distributions from the respective Farm Credit Lenders (in the form of Farm Credit Equities and cash) and (C) patronage distributions, if any, in the event of a sale by a Farm Credit Lender of participations in the Term Loans made by such Farm Credit Lender, (ii) patronage refunds or other distributions by each Farm Credit Lender are subject to various conditions, including approval by the applicable board of directors of such Farm Credit Lender with respect to each such refund or other distribution and (iii) the Parent (and not an Affiliate of the Parent) will be the owner of the Farm Credit Equities issued by the applicable Farm Credit Lender or an Affiliate thereof, and that the Parent’s designated voter as the owner of such Farm Credit Equities shall at all times be a Senior Officer of the Parent; provided, however, that the Parent may change such designated voter to another officer of the Parent upon prior written notice to the Lender, such notice to be promptly distributed to each Farm Credit Lender. Each Farm Credit Lender reserves the right to assign, or sell participations in, all or any part of its outstanding portion of the Term Loans hereunder, on a patronage basis, in accordance with the provisions of Section 12.13 of this Agreement.

(c)    Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in an Event of Default, a Farm Credit Lender may elect, solely at its discretion and with respect to the Farm Credit Equities issued by it, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Parent acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Parent. No Farm Credit Lender shall have any obligation to retire any Farm Credit Equities during the existence of a Default or after the occurrence of any Event of Default that is continuing, or at any other time, either for application to the Obligations or otherwise.

7.14.    Post-Closing Actions. Satisfy the requirements, and provide to the Lender each of the agreements, instruments and documents, in each case described on Schedule 7.14 attached hereto on or before the date specified for such requirement or delivery on Schedule 7.14 attached hereto (or such later date as agreed to by the Lender in its sole discretion), and any failure of the Loan Parties to satisfy any such requirement or delivery shall constitute an immediate Event of Default.

ARTICLE VIII. -     NEGATIVE COVENANTS

The Borrowers shall not, and shall cause each other Loan Party and Subsidiary not to:

8.1.    Permitted Indebtedness. Create, incur, guarantee or suffer to exist any Indebtedness, except:

(a)    the Obligations;

(b)    Indebtedness under the Bank of America Agreement, as amended, restated or refinanced from time to time; provided, however that the secured Indebtedness thereunder remains secured only by the assets listed in Section 7.1 of the Bank of America Agreement as in effect on the Closing Date, and further provided that the maximum aggregate principal amount of such Indebtedness does not exceed the amount available under, or contemplated by Sections 2.1.1, 2.1.7 and 2.1.8 of the Bank of America Agreement as in effect on the Closing Date;

(c)    Indebtedness (not including Indebtedness specifically permitted by other subsections of this Section 8.1), but only to the extent outstanding on the Closing Date, listed and described on Schedule 8.1;

(d)    Bank Product Debt (other than Indebtedness or other obligations relating to Supply Chain Financings);

(e)    Indebtedness that is in existence when a Person becomes a Subsidiary and also a Guarantor or that is assumed by a Loan Party in connection with a Permitted Acquisition of assets, as long as such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $50,000,000 in the aggregate at any time;

(f)    Permitted Contingent Obligations;

(g)    Refinancing Debt as long as each Refinancing Condition is satisfied;

(h)    Indebtedness of a Borrower to another Borrower;

(i)    Indebtedness in respect of Supply Chain Financings, provided that such Indebtedness does not exceed $50,000,000 in the aggregate at any time;

(j)    Leases;

(k)    Purchase Money Indebtedness; and

(l)    unsecured Indebtedness that is not included in any of the preceding clauses of this Section 8.1 (and which is not owing to Dundee) that does not exceed $150,000,000 in the aggregate at any time.

8.2.    Liens. Create or suffer to exist any Lien upon any of its Property except the following (collectively, “Permitted Liens”):

(a)    Liens in favor of the Lender under the Security Documents;

(b)    Liens in favor of Bank of America securing Bank of America Indebtedness; provided, however that the secured Indebtedness thereunder remains secured only by the assets listed in Section 7.1 of the Bank of America Agreement as in effect on the Closing Date;

(c)    Liens with respect to Leases provided such Liens apply only to the underlying leased assets;

(d)    Liens with respect to Purchase Money Indebtedness provided such Liens apply only to the underlying purchased assets;

(e)    Liens for Taxes not yet due or being Properly Contested;

(f)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary, and (iii) with respect to any statutory Liens under the California Producer’s Liens Law in favor of California sellers of farm products and statutory Liens in favor of California sellers of PACA Commodities and tree and viticultural fruit, the Borrowers are in compliance with Section 7.9;

(g)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Indebtedness), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

(h)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers in favor of Bank of America;

(i)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are in existence for less than 60 consecutive days or being Properly Contested;

(j)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(k)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on payment items in the course of collection;

(l)    existing Liens shown on Schedule 8.2;

(m)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course in respect of obligations not overdue; and

(n)    Liens on farm products purchased by a Borrower or Subsidiary that have been granted by the sellers of such farm products to secured creditors of such seller, provided that such Borrower or Subsidiary has complied with Section 7.10 with respect to such Liens.

Notwithstanding anything to the contrary in this Section 8.2, except as permitted by Section 8.2(b), 8.2(c), 8.2(d), 8.2(e), 8.2(h), 8.2(k) and 8.2(l), Permitted Liens shall not include any Lien covering Equipment.

8.3.    Distributions; Upstream Payments.

(a)    Declare or make any Distributions, except (i) Upstream Payments, (ii) other Distributions in an aggregate amount not to exceed $50,000 in any Fiscal Year, and (iii) other Distributions if such Distribution is permitted by the Bank of America Agreement and no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof; or

(b)    Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 8.3.

8.4.    Restricted Investments. Make any Restricted Investment.

8.5.    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition or a transfer of Property by a Subsidiary or Loan Party to a Borrower.

8.6.    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; so long as such advances do not exceed $1,000,000 in the aggregate at any time outstanding; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.

8.7.    Restrictions on Payment of Certain Indebtedness. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Indebtedness prior to its due date under the agreements evidencing such Indebtedness as in effect on the Closing Date (or as amended thereafter with the consent of Lender), unless made in connection with refinancing of such Indebtedness permitted under Section 8.1(g).

8.8.    Fundamental Changes.

(a)    Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (i) for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower, provided (A) the Parent has provided Lender with not less than thirty (30) days’ prior written notice of such event, (B) if any such merger or consolidation involves a Loan Party, a Loan Party is the continuing or surviving Person and (C) the continuing or surviving Loan Party executes and delivers all documents and agreements reasonably requested by Lender in connection therewith, or (ii) in connection with a Permitted Acquisition; or

(b)    Change its name or conduct business under any fictitious name in either case without thirty (30) days’ prior notice to the Lender and without entering into amendments to the Loan Documents reasonably requested by the Lender, change its tax, charter or other organizational identification number; or change its form or state of organization.

8.9.    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 7.8 and 8.4; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

8.10.    Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner adverse to the Lender.

8.11.    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

8.12.    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.3; or change its Fiscal Year.

8.13.    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date, provided no such agreement shall be amended in a manner that would limit existing or future obligations of the Loan Parties or rights (including the ability to amend this Agreement) and remedies of Lender under this Agreement; (b) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness; or (c) constituting customary restrictions on assignment in leases and other contracts.

8.14.    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

8.15.    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date or any substantially similar or complementary business and any activities incidental thereto.

8.16.    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 8.6; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among the Borrowers; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 8.16; (f) transactions with Dundee upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, consistent with Dundee’s role as a wholly-owned Subsidiary of Parent, the sole business of which is to provide insurance to Parent and its Subsidiaries; and (g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

8.17.    Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, and other than through a transaction that would otherwise be a Permitted Acquisition.

8.18.    Amendments to Indebtedness.

(a)    Bank of America Indebtedness. Amend, supplement or otherwise modify any document, instrument or agreement relating to Bank of America Indebtedness if such modification (a) increases the principal committed or outstanding thereunder other than pursuant to Sections 2.1.7 or 2.1.8 of the Bank of America Agreement; (b) adds categories of assets to those listed in Section 7.1 thereof.

(b)    Subordinated Indebtedness. Amend, supplement or otherwise modify any document, instrument or agreement relating to any subordinated Indebtedness unless such modification is permitted by the Bank of America Agreement.

8.19.    Sale and Leaseback. Except with respect to Delayed Lease Financing, enter into any arrangement, directly or indirectly, whereby a Borrower or any Subsidiary of a Borrower shall sell or transfer any property owned by it in order for a Borrower or a Subsidiary to lease such property or lease other property that a Borrower or a Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred other than to the extent the aggregate fair market value of all such property sold from and after the Closing Date does not exceed $10,000,000.

8.20.    Subsidiary Business. Permit Seneca Foods International, Ltd., Gray Glace Products Company, Friday U.K., Limited, Lebanon Valley Cold Storage, LLC or Lebanon Valley Cold Storage, LP to engage in any business or have any assets.

ARTICLE IX. -     FINANCIAL COVENANTS

9.1.    Minimum EBITDA. The EBITDA for the Loan Parties on a consolidated basis, measured as of the end of each Fiscal Quarter on a trailing four Fiscal Quarter basis, commencing with the Fiscal Quarter ending December 31, 2022, shall be equal to or greater than (a) with respect to the Fiscal Quarter ending December 31, 2022, $50,000,000 and (b) with respect to the Fiscal Quarter ending March 31, 2023 and each Fiscal Quarter thereafter, $75,000,000.

9.2.    Tangible Net Worth. The Tangible Net Worth for the Loan Parties on a consolidated basis, measured as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2022, shall be equal to or greater than $487,500,000 as of December 31, 2022, and for each Fiscal Quarter thereafter, shall be equal to or greater than Adjusted Tangible Net Worth. “Tangible Net Worth” shall mean total assets (on a FIFO basis), after deduction of depreciation, depletion, reserves and the like, less Intangible Assets and total liabilities (on a FIFO basis). “Adjusted Tangible Net Worth” shall mean the existing required minimum level of Tangible Net Worth increased (but not decreased) on a cumulative basis as of March 31, 2023 and each March 31 thereafter, by twenty-five percent (25%) of net income (excluding net LIFO inventory reserve) for the Fiscal Year then ending.

ARTICLE X. -     GUARANTY

10.1.    Guaranty of Payment and Performance. As each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit by Lender to the Borrowers, for value received and hereby acknowledged, and as an inducement to the Lender to make or continue the Term Loans, each Guarantor hereby absolutely, unconditionally and jointly and severally with the other Guarantors guarantees to Lender the full and punctual payment when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Bankruptcy Code. This Guaranty contained herein is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only, and is in no way conditioned upon any requirement that Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. If an Event of Default shall occur, the obligations of each Guarantor hereunder with respect to such Obligations in default shall become immediately due and payable to Lender, without demand or notice of any nature, all of which are expressly waived by such Guarantor. Payments by the Guarantors hereunder may be required by Lender on any number of occasions. Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the Obligations under and in respect of this Agreement.

10.2.    The Guarantors’ Agreement to Pay Enforcement Costs, etc. Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Lender, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by Lender in connection with the Obligations, this Guaranty contained herein and the enforcement thereof, together with interest on amounts recoverable under this Section from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in this Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

10.3.    Waivers by Guarantors; Lender’s Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto. Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Lender to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation, amendments or modifications of any of the terms or provisions of this Agreement, the Term Loan Notes, the other Loan Documents, any Bank Product, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation, (e) the adequacy of any rights which Lender may have against collateral security, if any, or other means of obtaining repayment of any of the Obligations; (f) the impairment of collateral, if any, securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after Lender’s commencement or completion of a foreclosure action, if any, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by Lender.

10.4.    Unenforceability of Obligations Against Borrowers. If for any reason a Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from such Borrower by reason of such Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement, the Term Loan Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

10.5.    Subrogation; Subordination. Until the final payment and performance in full of all of the Obligations and any and all other obligations of the Borrowers to Lender or any affiliate of Lender, no Guarantor shall exercise any rights against the Borrowers arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Lender or such affiliate in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Guarantor will not claim any setoff, recoupment or counterclaim against the Borrowers in respect of any liability of such Guarantor to any Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by Lender or any such affiliate. The payment of any amounts due with respect to any indebtedness of any Borrowers now or hereafter owed to any Guarantor is hereby subordinated to the prior payment in full of all of the Obligations and any and all other obligations of the Borrowers to Lender or any affiliate of Lender. Each Guarantor agrees that, after the occurrence of any Default or Event or Default, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Borrower to such Guarantor until Full Payment of all of the Obligations. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness prior to Full Payment, such amounts shall be collected, enforced and received by such Guarantor as trustee for Lender and be paid over to Lender on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

10.6.    Termination; Reinstatement. This Guaranty shall remain in full force and effect until Lender is given written notice of each Guarantor’s intention to discontinue the guaranty contained herein, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of Lender at the address of Lender for notices set forth in this Agreement. No such notice shall affect any rights of Lender or of any affiliate of Lender hereunder, including without limitation the rights set forth in Sections 10.3 and 10.5, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued after the receipt of such notice pursuant to this Agreement, any Bank Product, or any other contract or commitment in existence prior to such receipt, all of which Obligations shall continue to be unconditionally guaranteed by such Guarantor. The Guaranty contained herein shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, all as though such payment had not been made or value received.

10.7.    Contribution. To the extent a Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of the Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the Full Payment of all of the Obligations.

ARTICLE XI. -     DEFAULTS

11.1.    Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    a Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)    any representation, warranty or other written statement of a Loan Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)    a Loan Party breaches or fails to perform any covenant contained in Section 7.1, 7.5, 7.10, 7.11, 7.12, 7.13, Article VIII or Article IX;

(d)    a Loan Party breaches or fails to perform any other covenant or undertaking contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Loan Party has knowledge thereof or receives notice thereof from Lender, whichever is sooner;

(e)    a Guarantor repudiates, revokes or attempts to revoke its Guaranty; a Loan Party denies or contests the validity or enforceability of any Loan Documents or Obligations or the perfection or priority of any Lien granted to the Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a written waiver or release executed by Lender);

(f)    any event of default occurs under the Bank of America Agreement by reason of which Indebtedness thereunder may be accelerated or demanded;

(g)    any breach or default of a Loan Party occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Indebtedness (other than the Obligations) in excess of $25,000,000 if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due to such breach;

(h)    any judgment or order for the payment of money is entered against a Loan Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Parties, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order becomes effective within 60 days of the entry of such judgment or order, by reason of a pending appeal or otherwise;

(i)    a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000; provided, however, that a Borrower or Guarantor may cure such an event by rebuilding or restoring any such loss, damage or destruction or pledging additional real property or other collateral satisfactory to the Lender in its sole discretion within 90 days of such event;

(j)    a Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; a Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of a Loan Party’s business for a material period of time; any material Collateral or Property of a Loan Party is taken or impaired through condemnation; a Loan Party agrees to or commences any liquidation, dissolution or winding up of its affairs in violation of the terms of this Agreement; or Borrowers and Subsidiaries taken as a whole are not Solvent;

(k)    an Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; an Insolvency Proceeding is commenced against a Loan Party and: the Loan Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Loan Party, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(l)    any Security Document shall cease to be in full force and effect, or any Lien created or purported to be created in any Collateral pursuant to any Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Lender securing the Obligations, having the priority purported to be given such Lien under such Security Document, or any Loan Party, Governmental Authority or other Person shall assert any of the foregoing;

(m)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Loan Party to a Pension Plan, Multiemployer Plan or PBGC in excess of $1,000,000 in the aggregate (or annual payments in excess of $1,000,000 in the aggregate in the case of withdrawal liability payments to a Multiemployer Plan), or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Loan Party or ERISA Affiliate fails to pay when due (or within any available cure period) any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(n)    a Loan Party or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(o)    a Change of Control occurs; or

(p)    any PACA Claim, PACA Claims or claim or claims under the California Producer’s Lien Law in excess of $5,000,000 individually or in the aggregate is asserted against any Borrower or Subsidiary of a Borrower.

11.2.    Remedies upon an Event of Default.

(a)    Remedies. If an Event of Default described in Section 11.1(k) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(i)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Loan Parties to the fullest extent permitted by law,

(ii)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to the Lender at a place designated by the Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Lender, in its discretion, deems advisable. Each Loan Party agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by the Lender shall be reasonable. The Lender shall have the right to conduct such sales on any Loan Party’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. The Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

(b)    License. Lender is hereby granted an irrevocable, non-exclusive license or other right to, while an Event of Default exists, use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Property. Each Loan Party’s rights and interests under Intellectual Property shall inure to Lender’s benefit.

11.3.    Setoff. At any time during an Event of Default, Lender and any of its Affiliates and Participants are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender and any of its Affiliates and Participants to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not Lender, its Affiliates or its Participants shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or any of its Affiliates or Participants different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each of its Affiliates and Participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.4.    Remedies Cumulative; No Waiver.

(a)    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of the Loan Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

(b)    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Loan Party with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. No delay or failure of the Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

ARTICLE XII. -     MISCELLANEOUS

12.1.    Borrower and Guarantor Agent. Each Loan Party hereby designates the Parent (“Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports and other Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Loan Party Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Loan Party Agent on behalf of any Loan Party. Lender may give any notice or communication with a Loan Party hereunder to Loan Party Agent on behalf of such Loan Party. Lender shall have the right, in its discretion, to deal exclusively with Loan Party Agent for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Loan Party Agent shall be binding upon and enforceable against it.

12.2.    Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

12.3.    Amendments. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in writing signed by Lender and any Loan Party that is a party thereto that shall be effective only to the extent set forth in such writing. No course of dealing and no delay or failure of the Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege.

12.4.    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted by the Loan Documents to be given by other means, all notices and other communications provided for in the Loan Documents shall be in writing and shall be delivered by hand, sent by overnight courier service, mailed by certified mail or sent by telecopier (with a copy deposited in the mail on the date of transmission) as follows.

To Borrowers and Guarantors:

Seneca Foods Corporation

350 Willowbrook Office Park

Fairport, NY 14450

Attention:          Michael Wolcott

Telecopier: 315-926-8300

with a copy to:

Bond Schoeneck & King PLLC

Avant Building – Suite 900

200 Delaware Avenue

Buffalo, NY 14202-2107

Attention: Michael C. Donlon

Telecopier: 716-416-7315

and

John D. Exner

General Counsel

Seneca Foods Corporation

418 E. Conde St.

Janesville, WI 53546

Telecopier 608-757-6002

To Lender:

Farm Credit East, ACA

240 South Road

Enfield, CT 06082-4451

Attention: Justin A. Brown

Telecopier: 888-278-2955

with a copy to:

Harris Beach PLLC

99 Garnsey Road

Pittsford, NY 14534

Attention: Tyler A. O’Reilly

Telecopier: 585-419-8801

Notices delivered by hand shall be deemed to have been given when received, when sent by overnight courier service shall be deemed given the Business Day after deposit with the courier marked for next Business Day delivery, when mailed by certified mail shall be deemed to have been given when delivery is first attempted by the postal service, and when sent by telecopier shall be deemed to have been given when confirmation of transmission has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).

(b)    Change of Address. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

12.5.    Telephone Transaction Authorization. Each Loan Party hereby authorizes any and all transactions on any account of the Borrowers with Lender to be authorized by telephone under the terms described herein. This authorization shall remain in effect until revoked by a Loan Party in writing to the Lender. The Loan Parties acknowledge that the accuracy of any transaction authorized by telephone is the sole responsibility of the Loan Parties. Following a telephone transaction involving a forbearance application, Lender will promptly provide to Borrowers, via facsimile, electronic mail or mail, with documentation of the forbearance action. Borrowers shall immediately inform Lender of any error or discrepancy. In all other transactions, it shall be the Borrowers’ responsibility to review its monthly billing statement to ensure the accuracy of any monetary transaction authorized by telephone. The Borrowers shall have seven (7) Business Days following receipt of its monthly billing statement to review and notify Lender of any errors. Any execution of any legal document by the Borrowers shall constitute the Borrowers’ (a) waiver of any claim that it did not receive a monthly billing statement, or that errors discovered were not corrected, and (b) agreement to be bound by any errors not discovered and corrected.

12.6.    Expenses; Taxes; Indemnity.

(a)    The Borrowers agree to pay or cause to be paid and to save the Lender harmless against liability for the payment of all out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel) incurred by the Lender arising from or relating to (i) the negotiation, preparation, execution, and delivery (including arrangement of participations) of this Agreement and the other Loan Documents, (ii) any amendments, modifications, supplements, waivers or consents to this Agreement or any Loan Document, (iii) the administration of the transactions contemplated by this Agreement and the Loan Documents, (iv) the Lender’s review of the third party appraisals required to be delivered to the Lender after the Restatement Date pursuant to Section 7.14 and any actions taken thereafter to satisfy the Collateral Coverage Requirement and (v) from time to time arising from or relating to the interpretation, enforcement or preservation of rights, and any other matter, under this Agreement or any Loan Document.

(b)    The Borrowers hereby agree to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Lender to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrowers agree to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

(c)    The Borrowers hereby agrees to reimburse and indemnify each of the Indemnitee from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnitee as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Term Loans (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by any Loan Party; any Claim arising out of the management, use, control, ownership or operation of Property by any Loan Party, including all on-site and off-site activities involving any Environmental Release; or any exercise by the Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of any Borrower under this subsection (c), or any other indemnification obligation of any Borrower hereunder or under any other Loan Document, are unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(d)    To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.7.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Loan Party acknowledges and agrees that (a)(i) the Term Loans and any related services by Lender are arm’s-length commercial transactions between Loan Party and such Person; (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, and has no obligation to disclose any of such interests to any Loan Party. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against Lender with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

12.8.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

12.9.    Prior Understandings; Certain References. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

12.10.    Duration; Survival; Reinstatement. All representations and warranties of each Loan Party contained herein or in any other in the Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Lender, the making or continuation of the Term Loans, or any other event or condition whatever. All representations, warranties, covenants and agreements of each Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof until Full Payment of all Obligations, and additionally and without limitation, all obligations of each Loan Party hereunder or under any other Loan Document to make payments to or indemnify the Indemnitees shall survive the Full Payment of the Obligations and all other events and conditions whatever. To the extent the Loan Parties make a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver of any other party under any applicable Law (including the New York Lien Law, the Bankruptcy Code, and New York Debtor Creditor Law) or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Lender.

12.11.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery of a signature page of any Loan Document by telecopy, pdf, or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

12.12.    Limitation on Payments. The parties hereto intend to conform to all Applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Loan Parties shall not be required to make any payment to or for the account of the Lender, and Lender shall refund any payment made by any of them, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of Applicable Laws limiting the maximum amount of interest which may be charged or collected by Lender.

12.13.    Successors and Assigns; Participations; Assignments.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, (i) the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Lender and (ii) unless a Default or an Event of Default has occurred and is continuing, the Lender will not assign any of the Obligations without the prior consent of the Borrowers. Upon any transfer of any Obligation or any interest therein the Lender may deliver or otherwise transfer or assign to the holder any guarantees for the Obligation, which holder shall thereupon have all the rights of the Lender.

(b)    Participations. The Lender may at any time, without the consent of or notice to the Borrowers, sell participations to any Person that is a member of the Farm Credit System, and each such Person may sell sub-participations to any Person that is a member of the Farm Credit System (in each case other than a natural person or a Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrowers for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement, subject to consents, if any, agreed among the Lender and its Participants. Lender may share with any Participant or potential Participant information related to the Loan Parties on a confidential basis. The Borrowers agree that each Participant shall be entitled to the benefits of Section 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment.

(c)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.14.    Credit Inquiries. Borrowers hereby authorizes Lender (but it shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

12.15.    Confidentiality. Lender shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an obligation of confidentiality, to any actual or prospective transferee or participant (or its advisors); (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or any of its Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, Lender may publish or disseminate general information describing this credit facility, including the name and address of Borrowers and a general description of Borrowers’ business, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Lender acknowledges that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

12.16.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

12.17.    Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender also may require information regarding a Loan Party’s management and, other than with respect to Parent, owners, such as legal name, address, social security number and date of birth. The Loan Parties shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

12.18.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Governing Law. This Agreement, all other Loan Documents (except to the extent, if any, otherwise expressly stated in such other Loan Documents) and all transactions and matters related thereto shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles except for sections 5-1401 and 5-1402 of the New York General Obligations Law.

(b)    Certain Waivers. Each Loan Party acknowledges that the following waivers are a material inducement to Lender entering into this Agreement and that it is relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the following waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)    AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, “RELATED LITIGATION”) MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF NEW YORK, AND SUBMITS TO THE JURISDICTION OF SUCH COURT (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

(ii)    WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT SITTING IN THE STATE OF NEW YORK, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION BROUGHT IN ANY SUCH COURT SITTING IN THE STATE OF NEW YORK HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT SITTING IN THE STATE OF NEW YORK, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE LOAN PARTY;

(iii)    CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.4 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW);

(iv)    WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION (WHICH LENDER ALSO WAIVES); AND

(v)    ANY CLAIM AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO.

(c)    Non-Exclusive Rights. Nothing herein shall limit the right of Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

12.19.    Restatement. This Agreement amends, restates and supersedes the Existing Loan Agreement. All references in the Loan Documents or any other document or instrument executed or delivered in connection therewith to the Existing Loan Agreement shall hereafter be deemed to be references to this Agreement. It is the intention of the parties  hereto that this Agreement shall not constitute a novation or discharge of the indebtedness and obligations evidenced by or made available pursuant to the Existing Loan Agreement.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

[Signature Pages Follow]

BORROWERS

SENECA FOODS CORPORATION

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer and CFO

SENECA FOODS, LLC

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer

SENECA SNACK COMPANY

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer

GREEN VALLEY FOODS, LLC

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer

Signature Page to Second Amended and Restated Loan and Guaranty Agreement

Seneca Foods Corporation and Affiliates

GUARANTORS

MARION FOODS, INC.

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer

PORTLAND FOOD PRODUCTS COMPANY

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer

GRAY & COMPANY

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer

CANNACAN INC.

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Treasurer and CFO

Signature Page to Second Amended and Restated Loan and Guaranty Agreement

Seneca Foods Corporation and Affiliates

LENDER

FARM CREDIT EAST, ACA

By:	/s/ Justin A. Brown
Justin A. Brown
Vice President